                                                                  EXECUTION COPY

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                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                      UICI

                                       AND

                                 SLM CORPORATION

                                       FOR

                      ALL ISSUED AND OUTSTANDING SHARES OF

                       ACADEMIC MANAGEMENT SERVICES CORP.

                          DATED AS OF OCTOBER 29, 2003

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                                TABLE OF CONTENTS

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                                                                            PAGE
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Execution Copy i

Section 1.        DEFINITIONS...........................................      1

        1.1       Definitions...........................................      1

        1.2       Cross Reference Table.................................      7

        1.3       Certain Matters of Construction.......................      8

Section 2.        PURCHASE AND SALE OF THE SHARES; CLOSING..............      8

        2.1       Purchase and Sale.....................................      8

        2.2       Closing Transactions..................................      9

        2.3       Determination of Closing Date Net Worth...............      9

        2.4       Additional Purchase Price Adjustments.................     11

Section 3.        REPRESENTATIONS AND WARRANTIES CONCERNING THE
                  COMPANY AND THE SELLER................................     11

        3.1       Organization..........................................     11

        3.2       Capitalization and Ownership of the Company...........     11

        3.3       Authorization of Transaction..........................     12

        3.4       Noncontravention......................................     12

        3.5       Title.................................................     13

        3.6       Brokers' Fees.........................................     13

        3.7       Title to Assets.......................................     13

        3.8       Subsidiaries..........................................     13

        3.9       Financial Statements..................................     14

        3.10      Liabilities...........................................     14

        3.11      Absence of Certain Changes and Events.................     15

        3.12      Legal and Other Compliance............................     15

        3.13      Taxes.................................................     15

        3.14      Property, Plant and Equipment.........................     17

        3.15      Intellectual Property.................................     18

        3.16      Contracts.............................................     19

        3.17      Insurance and Risk Management.........................     20

        3.18      Litigation............................................     21

        3.19      Employees.............................................     21

        3.20      Employee Benefits.....................................     22

        3.21      Environment, Health, and Safety.......................     23
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                                TABLE OF CONTENTS
                                  (continued)

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        3.22      Affiliated Transactions...............................     24

        3.23      No Illegal Payments, Etc..............................     24

        3.24      Bank Accounts.........................................     24

        3.25      All Assets Necessary to Conduct Business..............     24

        3.26      Disclosure............................................     25

        3.27      Tuition Payment Plans.................................     25

        3.28      Private Loan Portfolio................................     25

Section 4.        REPRESENTATIONS AND WARRANTIES CONCERNING THE
                  PURCHASER.............................................     25

         4.1      Organization of the Purchaser.........................     25

         4.2      Authority for Agreement...............................     25

         4.3      Noncontravention......................................     26

         4.4      Litigation............................................     26

         4.5      Brokers' Fees.........................................     26

         4.6      Accredited Investor Status, Etc.......................     26

Section 5.        PRE-CLOSING COVENANTS.................................     26

         5.1      General...............................................     26

         5.2      Notices and Consents..................................     27

         5.3      Operation of Business.................................     27

         5.4      Preservation of Business..............................     28

         5.5      Full Access...........................................     29

         5.6      Notice of Developments................................     29

         5.7      Financial Statements..................................     29

         5.8      Tax Elections.........................................     29

         5.9      Payoff of Existing Financing Agreements...............     30

         5.10     Payment of Employee Bonuses...........................     30

Section 6.        CONDITIONS TO OBLIGATION TO CLOSE.....................     30

         6.1      Conditions to Obligation of the Purchaser.............     30

         6.2      Conditions to Obligations of the Seller...............     33

Section 7.        INDEMNIFICATION.......................................     34

         7.1      Survival of Representations and Warranties............     34

         7.2      Indemnity by the Seller...............................     35

         7.3      Indemnity by the Purchaser............................     36
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                                TABLE OF CONTENTS
                                   (continued)

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         7.4      Payment...............................................     37

         7.5      Matters Involving Third Parties.......................     37

         7.6      Exclusive Remedy......................................     38

         7.7      No Offset.............................................     38

         7.8      Certain Waivers.......................................     38

Section 8.        TERMINATION...........................................     39

         8.1      Termination of Agreement..............................     39

         8.2      Effect of Termination.................................     39

Section 9.        MISCELLANEOUS.........................................     39

         9.1      Press Releases and Public Announcements...............     39

         9.2      Tax Matters...........................................     40

         9.3      Non-Compete; Non-Solicitation; Confidentiality........     44

         9.4      Post-Closing Company Loan Purchase Obligations........     45

         9.5      Cooperation...........................................     46

         9.6      Third Party Beneficiaries.............................     46

         9.7      Entire Agreement......................................     46

         9.8      Succession and Assignment.............................     46

         9.9      Counterparts..........................................     46

         9.10     Headings..............................................     46

         9.11     Limitation on Confidentiality.........................     46

         9.12     Notices...............................................     47

         9.13     Governing Law.........................................     48

         9.14     Amendments and Waivers................................     48

         9.15     Severability..........................................     48

         9.16     Expenses..............................................     48

         9.17     Remedies..............................................     49

         9.18     Construction..........................................     49

         9.19     Generally Accepted Accounting Principles..............     49

         9.20     Delivery by Facsimile.................................     49

         9.21     Payment Set Aside.....................................     49

         9.22     Incorporation of Exhibits and Schedules...............     50

         9.23     Specific Performance..................................     50
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                                     -iii-

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                                TABLE OF CONTENTS
                                   (continued)

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         9.24     Further Assurances....................................     50

         9.25     Waiver of Jury Trial..................................     50

         9.26     Dispute Resolution....................................     50

         9.27     401(k) Plan Elections and Loans.......................     51

                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of October 29, 2003, by and between UICI, a Delaware corporation (the "Seller") and SLM Corporation, a Delaware corporation (the "Purchaser"). The Seller and the Purchaser are referred to herein collectively as the "Parties" and individually as a "Party."

                  WHEREAS, the Seller owns all of the issued and outstanding capital stock (the "Shares") of Academic Management Services Corp., a Delaware corporation (the "Company"); and

                  WHEREAS, pursuant to the terms and conditions set forth in this Agreement, the Purchaser desires to acquire from the Seller, and the Seller desires to sell the Purchaser, all of the Shares.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

                  Section 1 DEFINITIONS.

         1.1 Definitions. The following terms shall have the following meanings:

         "Action" means any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand.

         "Affiliate" shall mean, as to any specified Person at any time, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise).

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any analogous combined, consolidated or unitary group defined under a similar provision of state, local, or foreign law.

         "Cash" means cash and cash equivalents.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company Intellectual Property" means all Intellectual Property that is owned by, registered in the name of, licensed by, used or held for use by, or controlled by, in whole or in part, the Company or any of it Subsidiaries.

         "Confidential Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to the Company or its Subsidiaries or their business relations and their respective business activities. Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities and individual requirements of, and specific contractual arrangements with, the Company's and its Subsidiaries' joint venture partners and other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable).

         "Contractual Obligation" shall mean, with respect to any Person, any written or oral contract, agreement, deed, mortgage, lease, license, commitment, guaranty, indenture, undertaking, arrangement or understanding or other document or instrument including, without limitation, any document or instrument evidencing or otherwise relating to any Indebtedness, but excluding the charter and by-laws of such Person, to which or by which such Person is a party or otherwise subject or bound, or to which or by which any property or right of such Person is subject or bound.

         "Derivative Obligations" means all obligations of any Person in respect of any swap transaction (including any interest rate swap, currency swap, basis swap, commodity swap or equity swap), any option transaction (including any interest rate option, bond option or equity option), any foreign exchange transaction, cap, collar or floor transaction, or any other similar transaction or any combination of the foregoing.

         "Earnest Money Deposit" shall mean an earnest money deposit in the amount of Two Million Dollars ($2,000,000) deposited by the Purchaser with the Seller in accordance with the Letter of Intent.

         "Employee Benefit Plan" means any pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, stock appreciation, phantom stock or other equity based arrangement, incentive, bonus, performance, vacation, termination, retention, change of control, severance, golden parachute, disability, hospitalization, medical, dental, vision, disability, life insurance, cafeteria, flexible spending account, or other employee benefit plan, program, policy, or arrangement, including without limitation, any "employee benefit plan" (as defined under Section 3(3) of ERISA), which the Company or any ERISA Affiliate maintains, or contributes to or with respect to which the Company or ERISA Affiliate has any liability, whether or not such plans, programs or arrangements are intended to be (1) covered or qualified under the Code, ERISA or any other applicable law of any jurisdiction, (2) written or oral, (3) funded or unfunded, (4) absolute or contingent, or (5) generally available to any or all employees (including former employees) of the relevant employer, or their beneficiaries or dependents.

         "Encumbrance" means any lien, charge, claim, restriction, easement, mortgage, pledge, security interest, encroachment or encumbrance of any kind.

         "Environmental and Safety Requirements" shall mean, whenever enacted or in effect, all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety, pollution, or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation or radon), each as amended.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

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         "ERISA Affiliate" means any entity that, together with the Company, is or has within the preceding six calendar years been treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

         "Existing Financing Agreements" means all agreements entered into, and currently in effect, between the Company and Lehman.

         "Fully Indemnified Reps" means the representations and warranties of the Seller contained in Sections 3.1 (Organization), 3.2 (Capitalization; Ownership of Company), 3.3 (Authorization of Transaction), 3.4
(Noncontravention) and 3.5 (Title).

         "GAAP" means, with respect to any Person, United States generally accepted accounting principles as in effect from time to time, applied by such Person on a consistent basis in accordance with its past practice.

         "Government or Governmental Authority" means any federal, state, local, foreign, international, multinational or other government and any political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government including, without limitation, the Securities and Exchange Commission.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Income Tax" or "Income Taxes" shall mean any federal, state, local or foreign income tax (or franchise or excise tax based on income), including a tax assessed on a corporation by reference to its income, gains or profits, and in each instance, any interest, penalties or additions to tax attributable to such tax.

         "Indebtedness" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (including trade payable, amounts owned to suppliers, year end bonuses, management and other fees and other current liabilities incurred in the Ordinary Course of Business which are past due) including any Liability (whether earn-outs, indemnity payments, non-compete payments, consulting payments, retention bonuses, severance payments or other similar payments, or otherwise), that may be payable as a result of or in connection with any acquisition of, or investments in, or sale to another Person or the consummation of any of the transactions contemplated hereby, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by an Encumbrance on a Person's assets, (viii) all Liabilities created or arising under any conditional sale or other retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), and (ix) any unsatisfied obligation for "withdrawal liability" to a "multi-employer plan" as such terms are defined under ERISA.

         "Intellectual Property" means patents, copyrights, Trademarks, proprietary models, mask works, Internet domain names and trade secrets, and all registrations or applications for registration of any of the foregoing.

         "I.R.S." means the United States Internal Revenue Service.

         "Knowledge" means (i) with respect to an individual, such individual's actual knowledge and awareness; and (ii) with respect to a corporation, partnership, limited liability company or other entity, the knowledge (as defined in clause (i)) of its senior managers and key employees (which with respect to Seller shall consist solely of Gregory T. Mutz, Patrick J. McLaughlin, Mark Hauptman, Glenn W. Reed, Jack McCarty, Deborah Greer and Dennis Wegehoft).

         "Legal Requirement" means any requirement arising under statute, rule, regulation, by-law, ordinance, circular, code, order, demand, notice, resolution, injunction, judgment, decree, ruling, constitution, ordinance, treaty, order or other determination, direction or act of any arbitrator or Government or Governmental Authority, including any Environmental and Safety Requirements.

         "Lehman" means Lehman Brothers Bank, FSB and its Affiliates.

         "Letter of Intent" means the letter of intent from SLM Corporation and accepted and agreed to by the Seller and the Company, dated as of September 29, 2003, as amended on October 15, 2003.

         "Liability" means any liability, debt, deficiency, penalty, fine, claim, cause of action, obligation to pay money or other loss, cost or expense of any kind or nature whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due and regardless of when asserted).

         "Material Adverse Effect" means, with respect to any Person, a change in, or effect on, the financial condition, results of operations, assets, Liabilities that, individually or together with all other such changes or effects has had or is reasonably likely to result in a material adverse effect on, or a material adverse change in, such Person and its Subsidiaries taken as a whole or has impaired or would impair the ability of a Person to consummate the transactions contemplated by the Transaction Documents; provided that such an effect shall not include the effect of general economic changes, or changes in the U.S. financial markets generally, or legislative or regulatory changes that generally affect the business of marketing, originating, funding, holding and servicing student loans or providing tuition payment plans.

         "Members of the Immediate Family" shall mean, with respect to any individual, each parent, sibling, spouse or child or other descendants of such individual, each trust created for the primary benefit of one or more of the aforementioned Persons and their spouses and each custodian or guardian of any property of one or more of the aforementioned Persons in its capacity as such custodian or guardian.

         "Most Recent Balance Sheet" means the balance sheet for the Most Recent Interim Period.

         "Most Recent Financial Statements" means the audited Financial Statements for the Most Recent Fiscal Year End.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "Operating Taxes" shall mean all Taxes other than Income Taxes.

         "Ordinary Course of Business" means with respect to any Person, the ordinary course of business of such Person consistent with its past custom and practice (including with respect to quantity and frequency).

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, Government or Governmental Authority or other entity.

         "Post-Closing Tax Period" shall mean all taxable periods (or portions thereof) that begin after the Closing Date.

         "Pre-Closing Tax Period" shall mean all taxable periods (or portions thereof) ending on or before the Closing Date.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Securitization Entities" means the entities identified as such on
Section 3.8 of the Disclosure Schedule.

         "Securitization Transactions" means any transaction or series of transactions that have been or may be entered into by the Company, any of its Subsidiaries or the Securitization Entities in connection with, or reasonably related to, a transaction or series of transactions pursuant to which the Company or any of its Subsidiaries may or did sell, convey or otherwise transfer to (i) a bankruptcy remote Subsidiary or (ii) any other Person any student loans (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such student loans, all Contractual Obligations and rights thereunder and all guarantees or other obligations in respect of such student loans, proceeds of such student loans and other assets (including rights pursuant to Contractual Obligations).

         "Shared Facilities Servicing Agreement" means the Shared Facilities Servicing Agreement to be entered into by and between the Seller and the Company in a form mutually acceptable to each of the Parties at Closing, providing for the continued provision by the Seller and its Affiliates of certain information technology services to the Company.

         "Straddle Period" shall mean any taxable period that includes (but does not end on) the Closing Date. In the case of any real property, personal property and other similar Taxes for a Straddle Period, the amount of such Taxes to be allocated to the Pre-Closing Tax Period shall equal the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period up to and including the Closing Date and the denominator of which is the number of days in the Straddle Period and the remainder of such Taxes for such Straddle Period shall be allocated to the Post-Closing Tax Period. In the case of all other Taxes for a Straddle Period, such Taxes shall be allocated to the Pre-Closing Tax Period as if the Straddle Period ended at the close of business on the Closing Date and shall be allocated to the Post-Closing Tax Period as if a new Tax period began on the day after the Closing Date.

         "Subsidiary" means with respect to any Person, (i) any corporation at least a majority of whose outstanding voting stock is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such person and one or more of its Subsidiaries, (ii) any partnership, limited liability company, trust, joint venture or similar entity, at least a majority of whose outstanding partnership, membership or similar interests shall at the time be owned by such Person, or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries and (iii) any limited partnership or limited liability company of which such Person or any of its Subsidiaries is a general or limited partner or managing member. For the purposes of this definition, "voting stock" means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations or other equivalents having such power only by reason of contingency. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, trust, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member or general partner of such limited liability company, partnership, association or other business entity. (For avoidance of doubt, the Securitization Entities are Subsidiaries of the Company.) Any Subsidiary of Company may be referred to herein as a Company Subsidiary.

         "Tax" or "Taxes" means any (A) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (B) liability of the Company for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) liability of the Company for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person.

         "Tax Benefit" means any refund, credit or reduction in otherwise required Tax payments, including any interest payable thereon, actually realized by a taxpayer.

         "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, and amended returns) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         "Trademarks" means any trademarks, service marks, trade dress, and logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

         "Transaction Documents" means this Agreement, the Transition Services Agreement, the Loan Servicing Agreement, the UICI Note Cancellation Agreement, Shared Facilities Services Agreement, Loan Purchase Agreement, the documents identified on Section 6 of the Disclosure Schedule and each other certificate, instrument or document to be executed and delivered pursuant to this Agreement.

         "UICI Advance" means any advance or advances made on or after July 24, 2003 by Seller to the Company or a Securitization Entity for the purpose of funding disbursements on student loans not funded pursuant to the Existing Financing Agreement.

         "UICI Note" means the promissory note, dated as of October 1, 2001 of the Company made payable to the Seller and of which approximately $7.5 million in principal is outstanding as of the date hereof.

         "Waiver and Release Agreements" means (i) that certain Release Agreement, dated as of July 24, 2003, by and among MBIA Insurance Corporation, Fleet National Bank, Bank of America, N.A., Bank One, National Association, the Seller and the Company, (ii) that certain Letter Agreement, dated July 24, 2003, by and among the Seller, MBIA Insurance Corporation, Fleet National Bank, Bank of America, N.A. and Bank One, National Association, (iii) that certain Waiver, dated as of July 24, 2003, by and among MBIA Insurance Corporation, Bank One, National Association, EFG-II, LP and the Company, (iv) that certain Waiver, dated as of July 24, 2003, by and among MBIA Insurance Corporation, Fleet National Bank, Bank of America, N.A., Bank One, National Association, EFG-III, LP, the Seller and the Company, (v) that certain Waiver, dated as of July 24, 2003, by and among MBIA Insurance Corporation, Bank One, National Association, EFG-IV, LP and the Company, as amended by Amendment No. 1 thereto, dated October 17, 2003, and (vi) that certain Waiver, dated as of July 24, 2003, by and among MBIA Insurance Corporation, Bank One, National Association, AMS-1 2002 LP and the Company, as amended by Amendment No. 1 thereto, dated October 17, 2003.

         1.2 Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth shall have the respective meanings therein defined:

            TERM                   SECTION
            ----                   -------
Accountant                         2.3
Agreement                          Preamble
AMSI                               5.8(b)
Business                           9.3(a)
CERCLA                             3.21(b)
Closing                            2.2(a)
Closing Date                       2.2(a)
Closing Date Net Worth             2.3
Closing Transactions               2.2(b)
Common Stock                       3.2
Company                            Recitals
Company Loss                       7.2(c)
Company Parties                    7.8(a)
Consents                           3.4
Disclosure Schedule                Section 3
Dispute                            9.26
Dispute Notice                     2.3
DOJ                                6.1(i)
Financial Statements               3.9
FTC                                6.1(i)
Indemnified Party                  7.5(a)
Indemnifying Party                 7.5(a)
Indirect Loss                      7.2(c)
Initial Net Worth Calculation      2.3
Insider                            3.22
Leases                             3.14(b)
Leased Real Property               3.14(b)
Losses                             7.2(a)

Mark-to-Market Filings             5.8(b)
Most Recent Fiscal Year End        3.9
Most Recent Interim Period         3.9
Net Worth Shortfall                2.3
Owned Real Property                3.14(a)
Parties                            Preamble
Preferred Stock                    3.2
Property Restrictions              3.14(a)
Purchase Price                     2.1(b)
Purchase Tax Act                   9.2(b)
Purchaser                          Preamble
Real Property                      3.14(a)
Representatives                    9.26(a)
Restrictive Covenants              9.3(d)
Seller                             Preamble
Seller Parties                     7.8(a)
Seller's DC Plan                   9.27
Shares                             Recitals
SWDA                               3.2(b)
Tax Contest                        9.2(e)
Third Party Claim                  7.5(a)
Transaction Expenses               9.16
Waiver                             3.13(g)

         1.3 Certain Matters of Construction. In addition to the definitions referred to as set forth above in this Section 1:

                  (a) The words "hereof," "herein," "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

                  (b) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

                  (c) Accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP in the United States in effect as of the date hereof.

                  Section 2 PURCHASE AND SALE OF THE SHARES; CLOSING.

         2.1      Purchase and Sale.

                  (a) Basic Transaction. On the basis of the representations, warranties, covenants, and agreements herein, and subject to the satisfaction or waiver of the conditions set forth herein and the terms hereof, at the Closing, the Purchaser shall purchase from the Seller, and the Seller shall sell, assign, transfer and deliver to the Purchaser, all issued and outstanding Shares owned and/or held by the Seller, in each case free and clear of any and all Encumbrances, for a purchase price as set forth in Section 2.1(b) below.

                  (b) Purchase Price. The aggregate purchase price for the Shares (the "Purchase Price") shall be Seventy Million Dollars ($70,000,000), subject to adjustment as provided in Sections 2.3 and 2.4 hereof.

                  (c) Transition Services. The Company and the Seller shall enter into the Transition Services Agreement in the form attached hereto as Exhibit A.

                  (d) Shared Facilities Services. The Company and the Seller shall enter into the Shared Facilities Services Agreement in a form mutually acceptable to each of the Parties.

                  (e) Loan Purchase Agreement. The Company and EFG III, LP shall enter into the Loan Purchase Agreement in the form attached hereto as Exhibit G.

                  (f) Loan Servicing. The Company and the Seller shall enter into the Loan Servicing Agreement in the form attached hereto as Exhibit C.

         2.2      Closing Transactions.

                  (a) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Wilmer, Cutler & Pickering, 1600 Tysons Boulevard, McLean, Virginia 22102, commencing at 10:00 a.m. local time on a date mutually agreed to by the Parties following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), which shall be a business day between November 14, 2003 and November 20, 2003 (inclusive), or at such other place or on such other date as may be mutually agreeable to the Purchaser and the Seller. The date and time of the Closing are herein referred to as the "Closing Date."

                  (b) Closing Transactions. Subject to the conditions set forth in this Agreement, the Parties shall consummate the following transactions (the "Closing Transactions") on the Closing Date:

                           (i) the Purchaser shall deliver to the Seller the Purchase Price less the Earnest Money Deposit by wire transfer of immediately available funds to an account designated by the Seller prior to the Closing;

                           (ii) the Seller shall deliver to the Purchaser the certificates in the Seller's name representing the Shares, free and clear of any and all Encumbrances, duly endorsed in blank or accompanied by duly executed stock powers, with appropriate transfer stamps (if any) affixed thereto;

                           (iii) the Seller and the Purchaser, as applicable, shall deliver the opinions, certificates and other documents and instruments required to be delivered by or on behalf of such Party under Section 6 below; and

                           (iv) the Seller shall deliver to the Purchaser all corporate books and records and other property of the Company in its possession.

         2.3      Determination of Closing Date Net Worth.

                  (a) If and to the extent the Closing Date Net Worth (as defined below), is finally determined in accordance with this Section 2.3 to be less than $13.5 million (the amount of such deficiency being the "Net Worth Shortfall"), Seller shall pay to the Purchaser the Net Worth Shortfall by wire transfer of immediately available funds within three (3) business days of such final determination to an account specified by Purchaser reasonably in advance of such payment date. Any such Net Worth Shortfall shall be deemed an adjustment to the Purchase Price.

                  (b) Within seventy-five (75) days after the Closing Date, Purchaser may provide to Seller a written calculation of the Closing Date Net Worth (the "Initial Net Worth Calculation"). In the event that the Purchaser does not provide the Initial Net Worth Calculation within seventy-five (75) days of the Closing Date, no adjustment to the Purchase Price shall be made pursuant to this Section 2.3. In the event the Initial Net Worth Calculation is timely delivered by Purchaser to Seller under this Section 2.3, and Seller disagrees with the calculation of the Closing Date Net Worth set forth in the Initial Net Worth Calculation, Seller shall notify Purchaser in writing of its disagreement (the "Dispute Notice") setting forth Seller's calculation of the Closing Date Net Worth in reasonable detail. In the event Seller does not provide to Purchaser a Dispute Notice within thirty (30) days after the date of receipt by Seller of the Initial Net Worth Calculation, the Closing Date Net Worth as set forth in the Initial Net Worth Calculation shall become final and conclusive for purposes of this Section 2.3. Following delivery of the Initial Net Worth Calculation, Purchaser shall, and shall cause the Company to, provide Seller and Seller's representatives reasonable access to the Company's books, records and employees as necessary to facilitate Seller's review of the Purchaser's calculation of Closing Date Net Worth.

                  (c) Purchaser and Seller shall in good faith attempt to resolve any dispute for which a Dispute Notice is timely delivered within ten
(10) days following the delivery of the Dispute Notice. If Purchaser and Seller are unable to resolve any such dispute within such 10-day period, then the parties shall promptly submit the matter to an independent, nationally recognized accounting firm mutually acceptable to Purchaser and Seller (the "Accountant"). Each Party shall as promptly as practicable furnish to the Accountant such work papers and other documents and information relating to the disputed calculation of the Closing Date Net Worth as the Accountant may reasonably request and as are available to such Party and shall be afforded the reasonable opportunity to present to the Accountant any material relating to the Accountant's determination and to discuss the determination with the Accountant. The Accountant shall determine the Closing Date Net Worth as promptly as practicable, but in any event within forty-five (45) days after the date on which the disputed issue is submitted to the Accountant. The determination of the Closing Date Net Worth by the Accountant shall be set forth in a written statement to the Parties and shall be final, binding and conclusive for all purposes under this Agreement. The Party whose calculation of Closing Date Net Worth is farthest from that determined by the Accountant shall be liable to pay the Accountant's fees and expenses.

                  (d) For purposes of this Section 2.3, "Closing Date Net Worth" shall mean the following calculation, determined as of the Closing Date in accordance with GAAP (except as set forth below): the excess of the Company's total assets over its total liabilities, (i) minus goodwill, deferred tax assets, deferred loan origination costs, deferred financing costs, and (ii) plus the outstanding balance of the UICI Note (including accrued interest thereon), accrued dividends payable to the Seller, the deferred loan origination fee with respect to the uninsured loans, and any intercompany Liabilities that would otherwise have been accrued by the Company in the Ordinary Course of Business, but were released by or paid or payable by the Seller pursuant to the terms of this Agreement, and without taking into account (x) any reserve write-down of uninsured loans or the TuitionGard loans, (y) the payment of the Four Million Five Hundred Thousand Dollar ($4,500,000) liability payable to Lehman in connection with the termination of the Existing Financing Agreements as provided in Sections 6.1(o) and 6.2(h) of this Agreement and (z) any addition to the accrued bonuses payable from the $257,000 that was carried on the Most Recent Balance Sheet.

         2.4 Additional Purchase Price Adjustments. The Purchase Price shall be adjusted in accordance with the provisions of Section 2.4 of the Disclosure Schedule, and the Parties shall make any of the payments as required and in the manners set forth therein.

                  Section 3. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND THE SELLER. Except as disclosed in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"), the Seller hereby represents and warrants to the Purchaser the statements contained in this
Section 3. The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this Section 3 (it being understood that each Section of the Disclosure Schedule shall list all items applicable to such Section, but the inadvertent omission of an item from a Section shall not be a breach of this Agreement if such item is disclosed in another Section of the Disclosure Schedule and its applicability to another
Section is reasonably apparent).

         3.1 Organization. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. The Company is a Delaware corporation, duly organized, validly existing, and in good standing under the laws of Delaware. Copies of the certificate of incorporation and by-laws of the Company as amended to date have been heretofore delivered to the Purchaser and are accurate and complete. The Company has delivered to the Purchaser a complete and accurate copy of its minute books (containing the records of meetings of stockholders, the board of directors and any committees of the board of directors) and stock record books. The Company is qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1 of the Disclosure Schedule, which such jurisdictions are the only jurisdictions where the nature of the activities conducted by it or the character of the property owned, leased or operated by it make such qualification necessary or appropriate, unless the failure to be so qualified will not have a Material Adverse Effect on the Company. The Company and its Subsidiaries have full corporate power and authority and all licenses, permits, authorizations and other Consents necessary to own and operate their properties, to carry on their businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. Section 3.1 of the Disclosure Schedule sets forth a list of (a) each of the Company's officers and directors, (b) each of the committees of the Board of Directors and (c) each member on each such committee.

         3.2      Capitalization and Ownership of the Company.

                  (a) The authorized capital stock of the Company consists of 100,000 shares of common stock, $0.01 par value per share (the "Common Stock") and 100,000 shares of Preferred Stock $0.01 par value per share (the "Preferred Stock"). There are issued and outstanding (a) 20,543 shares of Common Stock, of which no shares are held as treasury stock and (b) 10,000 shares of Series A Preferred Stock and 17,500 shares of Series B Preferred Stock, of which no shares are held as treasury stock, and all of such shares of Common Stock and Preferred Stock are held of record and beneficially by the Seller, free and clear of any and all Encumbrances. Immediately following the consummation of the transactions contemplated hereby, all of such issued and outstanding shares shall be held of record and beneficially by the Purchaser, free and clear of any and all Encumbrances. All of the outstanding shares of capital stock of the Company have been duly and validly issued, are fully paid and nonassessable. There are no agreements restricting the transfer of, or affecting the rights of any holder of, any shares of the Company's capital stock or any other securities of the Company, there are no preemptive rights or other rights to be protected from dilution on the part of any holder of any securities of the Company and there are no rights requiring the Company or any of its Subsidiaries to repurchase, redeem or acquire any of the securities of the Company.

                  (b) There are no outstanding options, warrants, rights, or other agreements or commitments of any kind obligating the Company, contingently or otherwise, to issue or sell any shares of its capital stock or any securities or obligations convertible into, or exchangeable for, any shares of its capital stock, and no authorization therefor has been given. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. Section 3.2 of the Disclosure Schedule sets forth the names of the record and beneficial holders of all outstanding options, warrants or other rights to purchase, sell or otherwise dispose of, or rights to exchange or convert into, any shares of the Company's capital stock and the number of shares, exercise or conversion prices and expiration dates of such options, warrants or other rights. There are no agreements with respect to the voting or transfer of capital stock of the Company or with respect to any other aspect of their affairs. None of the outstanding shares of capital stock or other securities of the Company or its Subsidiaries was issued, sold or offered in violation of the Securities Act or the securities or blue sky laws of any state or jurisdiction, or any applicable securities laws in the relevant jurisdictions outside of the United States. Neither the Company or its Subsidiaries has any obligation to any direct or indirect holder of its securities to effect a registration thereof for sale under the Securities Act.

         3.3 Authorization of Transaction. The Seller has the legal capacity, power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its respective obligations hereunder and thereunder. All corporate and other actions or proceedings required to be taken by or on the part of the Seller to authorize and permit the execution and delivery by it of this Agreement and the other Transaction Documents to which it is a party, the performance by it of its respective obligations hereunder and thereunder, and the consummation by it of the transactions contemplated herein and therein, have been duly and properly taken. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally, by equitable limitations on the availability of specific remedies, and by principles of equity. At or prior to the Closing, the Seller shall have duly executed and delivered each of the other Transaction Documents to which it is a party, and upon such execution and delivery, each of such other Transaction Documents will constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally, by equitable limitations on the availability of specific remedies, and by principles of equity.

         3.4 Noncontravention. Neither the execution and the delivery of this Agreement or any of the other Transaction Documents to which the Company, its Subsidiaries or the Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any Legal Requirement to which the Company, any of its Subsidiaries or the Seller or any of the property of the Company, any of its Subsidiaries or the Seller is subject or (ii) violate any provision of the charter or by-laws of the Company, any of its Subsidiaries or the Seller or (iii) conflict with, result in a breach of, constitute a default under (whether with or without the passage of time, the giving of notice or both), result in the acceleration, increase, termination, modification of existing benefits or burdens under or cancellation of, create in any party the right to accelerate, terminate, modify, or cancel, result in any payment or penalty under or require any notice under any Contractual Obligation of the Company, any of its Subsidiaries or the Seller or result in the imposition of any Encumbrance upon any of their respective assets or the Shares. Except for filings and approvals pursuant to the HSR Act, none of the Company, its Subsidiaries or the Seller or any of their respective Affiliates needs to give any notice to, make any filing with, or obtain any authorization, consent, permit, filing, accreditation, waiver, license or approval and the like of, with or by any Government or Governmental Authority or any other Person or pursuant to any Legal Requirement (collectively, the "Consents") in order for the Parties to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents.

         3.5      Title.

                  (a) The Seller is the sole owner of record and beneficial owner of the Shares free and clear of any and all Encumbrances, and the Seller has the full and unrestricted right, power and authority to sell and transfer such Shares to the Purchaser. Upon delivery by the Seller of certificates evidencing the Shares to the Purchaser duly endorsed for transfer, and delivery at the Closing to the Seller of the consideration in respect of such Shares, good and valid title to and complete ownership of such Shares, free and clear of any Encumbrance (other than Encumbrances affirmatively created by Purchaser or its pre-closing Affiliates), will be transferred, and Purchaser will acquire its interests in the Shares free of any adverse claim within the meaning of Article 8 of the Uniform Commercial Code.

                  (b) After giving effect to the consummation of the transactions contemplated by this Agreement, the Seller shall not (directly or indirectly) (i) have any right, title or interest in any debt or equity securities of the Company or its Subsidiaries or securities convertible into or exchangeable for, directly or indirectly, equity securities of the Company or its Subsidiaries; and/or (ii) be a party to or bound by any agreement, document, instrument or arrangement with the Company or any Affiliate thereof, other than this Agreement or any other Transaction Documents.

         3.6 Brokers' Fees. None of the Company, any of its Subsidiaries or the Seller or any of its respective Affiliates has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         3.7 Title to Assets. The Company and its Subsidiaries have good and marketable title to, or a valid and existing leasehold interest in, the properties and assets used by them, located on their premises, or reflected on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of any and all Encumbrances.

         3.8 Subsidiaries. Section 3.8 of the Disclosure Schedule sets forth each of the Company's Subsidiaries and as to each of them, its (i) jurisdiction of organization, (ii) the number of shares of authorized capital stock of each class of its capital stock or other equity interests, including partnership interests, (iii) the number of issued and outstanding shares of each class of its capital stock or other equity interests, including partnership interests, the names of the record and beneficial holders thereof, and the number of shares or other equity interests, including partnership interests, held by each such holder, (iv) the number of shares of its capital stock or other equity interests, including partnership interests, held in treasury and
(v) its directors and officers. Each Company Subsidiary is duly organized and is a validly existing legal entity, and in good standing, or the local equivalent, under the laws of the jurisdiction of its organization. Section 3.8 of the Disclosure Schedule also sets forth separately a chart of the Company's Subsidiaries that are special purpose entities that are parties to the Securitization Transactions. Each Company Subsidiary is duly authorized to conduct business and is in good standing, or the local equivalent, in each jurisdiction listed opposite its name in Section 3.8 of the Disclosure Schedule, which such jurisdictions are the only jurisdictions where the nature of the activities conducted by it or the character of the property owned, leased or operated by it make such qualification necessary or appropriate, unless the failure to be so qualified will not have a Material Adverse Effect on the Company or the Company Subsidiary. Each Company Subsidiary has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. All of the issued and outstanding shares of capital stock or other equity interests, including partnership interests, of each Company Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable, or the local law equivalent. The Company owns beneficially the outstanding shares or other equity interests, including partnership interests, of each Company Subsidiary that it holds of record, free and clear of any and all Encumbrances. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company or any of its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock or other equity interests, including partnership interests, of any of the Company's Subsidiaries or that could require any Company Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock or other equity interests, including partnership interests. No Person has any right, redemption right, option or other contractual or statutory right or option to require the Company or any of its Subsidiaries, now or at any time in the future, to purchase or redeem, or make distributions with respect to any shares or other equity interests, including partnership interests, in the Company or any of its Subsidiaries. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Company Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock or other equity interests, including partnership interests, of any Company Subsidiary. The Company has caused to be delivered to Purchaser complete and accurate copies of the minute books (containing the records of meetings, consents, actions and proceedings of stockholders or other equityholders, the board of directors or similar governing body, and any committees of the board of directors or similar governing body) and the stock and other equity ownership register or ledger of each Company Subsidiary. None of the Company Subsidiaries is in default under or in violation of any provision of its articles, certificate of incorporation, by-laws and other charter documents. Neither the Company nor any of its Subsidiaries controls directly or indirectly or has any direct or indirect equity, debt or other participation or interest in any Person which is not a Subsidiary of the Company. None of the Company Subsidiaries has any employees.

         3.9 Financial Statements. The following financial statements are attached hereto as Exhibit D (collectively, the "Financial Statements"): (i) audited consolidated and unaudited consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 2002 (the "Most Recent Fiscal Year End"), December 31, 2001 and December 31, 2000 for the Company and its Subsidiaries, and (ii) unaudited consolidated and unaudited consolidating balance sheets and statements of income, changes in stockholders' equity and cash flows for nine months ended September 30, 2003 for the Company and its Subsidiaries (such nine-month period being referred to herein as the "Most Recent Interim Period"). The Financial Statements (including, with respect to the audited financial statements only, the notes thereto) have been prepared in accordance with GAAP, and present fairly the financial condition of the Company and its Subsidiaries as of such dates and the consolidated results of operations and cash flows of the Company and its Subsidiaries for such periods and are consistent with the books and records of the Company and each of its Subsidiaries, subject only, in the case of the unaudited Financial Statements, to (a) normal and recurring year end adjustments, which (except for any adjustment for federal income tax benefit or expense) are not material and are of the same magnitude and type as the year-end adjustments reflected in the Most Recent Fiscal Year End financial statements and (b) the absence of certain notes, which are of the same type and scope as those contained in the Most Recent Fiscal Year End financial statements.

         3.10 Liabilities. Except as set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and none of the Company or its Subsidiaries has any Liability. None of the Company or its Subsidiaries is a guarantor or otherwise liable for any Liability of any other Person. There shall be no fees, expenses, prepayment penalties or other charges owed by the Company or its Subsidiaries as of the Closing Date with respect to their Indebtedness for borrowed money, including the

Securitization Transactions, other than amounts that accrue under the Securitization Transactions in the Ordinary Course of Business but have not yet become due.

         3.11 Absence of Certain Changes and Events. Since the last day of the Most Recent Interim Period, the Company and its Subsidiaries have conducted their businesses in the Ordinary Course of Business in all material respects and there has not been or occurred:

                  (a) any Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

                  (b) any damage, destruction or loss to any of their assets or properties (whether or not covered by insurance) which has not been repaired and which has had a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

                  (c) any material changes in their accounting systems, policies, principles or practices;

                  (d) any material transaction with any of their Affiliates other than the Transaction Documents;

                  (e) any imposition of any Encumbrance on any of their assets;

                  (f) (i) any creation, amendment, or termination of an Employee Benefit Plan (except as and to the extent necessary to satisfy Legal Requirements) or (ii) any increase in the compensation, bonus, or fee arrangements payable or to become payable by the Company to any of its officers, directors, employees, or agents except in the Ordinary Course of Business; or

                  (g)      any action committing to any of the foregoing.

         3.12 Legal and Other Compliance. Except as disclosed in Seller's public filings made pursuant to the Securities Act or the Securities Exchange Act, each of the Company, its Subsidiaries and their predecessors is and has since December 31, 2001 been in compliance with all applicable Legal Requirements relating to the operation and conduct of its businesses and its properties or facilities, including all Legal Requirements relating to employment or labor, and no Action or notice has been filed or commenced against any of them alleging any failure so to comply.

         3.13     Taxes.

                  (a) The Company and each of its Subsidiaries has timely filed or caused to be filed all Tax Returns relating to Income Taxes and all material Tax Returns relating to Operating Taxes that it was required to file, either separately or as a member of an Affiliated Group, under applicable Legal Requirements. Subject to (i) the making of the filings (described in 5.8(b))and
(ii) the receipt of the Waiver described in Section 3.13(g), all Tax Returns of the Company and each of its Subsidiaries that have been filed are correct and complete in all respects and have been prepared in compliance with all applicable Legal Requirements. All Income Taxes and all material Operating Taxes required to be paid by the Company or its Subsidiaries have been paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Section 3.13 of the Disclosure Schedules contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company or any of its Subsidiaries. No claim has been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

                  (b) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

                  (c) No material foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries, and there is no claim or dispute concerning any material Tax liability of the Company or any of its Subsidiaries as to which the Company, any of its Subsidiaries, or any of their respective directors, officers or employees who has responsibility for Tax matters has knowledge. Neither the Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where neither the Company nor any of its Subsidiaries has filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries. The Seller has made available to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since December 31, 1998. All material deficiencies and assessments asserted as a result of such examinations or other audits by foreign, federal, state or local Taxing authorities have been paid, fully settled or adequately provided for in the Financial Statements.

                  (d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code
Section 280G (or any corresponding provision of state, local or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law). The Seller is a United States person as defined in Code Section 7701(a)(30). The Company and each of its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Code Section 6662, and neither the Company nor any of its Subsidiaries has been required to make any disclosure in respect of any "reportable transaction" as defined in Section 1.6011-4(b) of the Treasury Regulations. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing, or similar agreement. Neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a combined, consolidated, or unitary Tax Return (other than a group the common parent of which was the Seller as described in Section 3.13 of the Disclosure Schedules) or (B) has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Neither the Company nor any Subsidiaries has ever been, nor will they be at the Closing, a United States real property holding corporation within the meaning of Code
Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

                  (e) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or
(E) prepaid amount received on or prior to the Closing Date. No Tax asset of the Company or any of its Subsidiaries is currently subject to a limitation under Code Sections 382 or 383.

                  (f) During the two-year period ending on the Closing Date, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361.

                  (g) The Seller has submitted a ruling request, dated August 22, 2003, to the Internal Revenue Service seeking the waiver of the application of Section 1504(a)(3)(A) of the Code to the Company (the "Waiver").

                  (h) Seller's adjusted basis in the UICI Note equals the adjusted issue price of the UICI Note.

         3.14     Property, Plant and Equipment.

                  (a) Section 3.14(a) of the Disclosure Schedule lists all real property that any of the Company or its Subsidiaries owns. With respect to each such parcel of owned real property (the "Owned Real Property"): (i) the Company or its Subsidiaries have good and marketable title to the parcel of real property, free and clear of any Encumbrance, and the current use of such Owned Real Property and the operation of the Company's and its Subsidiaries' business does not violate any instrument of record or Contractual Obligation affecting such Owned Real Property or any applicable Legal Requirements except for (A) any Legal Requirements affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), imposed or promulgated by Legal Requirements or any governmental body or authority with respect to real property, including zoning regulations, that do not materially adversely affect the current use of the property, materially detract from the value of or materially interfere with the present use of the property, (B) Encumbrances and Property Restrictions disclosed on existing title reports (in either case copies of which title reports have been delivered or made available to Purchaser and are listed in Section 3.14(a) of the Disclosure Schedule) and
(C) other Encumbrances or Property Restrictions, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Owned Real Property subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Company and any of its Subsidiaries;
(ii) there are no pending, or to the Seller's Knowledge, threatened, condemnation proceedings, lawsuits, or administrative actions relating to the Owned Real Property or other matters which would adversely affect the use, occupancy, or value thereof; and (iii) the buildings and improvements on the Owned Real Property are located within the boundary lines of such parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement.

                  (b) Section 3.14(b) of the Disclosure Schedule lists all real property leased or subleased to the Company or any of its Subsidiaries (the "Leased Real Property"). The Company has delivered to the Purchaser correct and complete copies of the leases and subleases (the "Leases") listed in Section 3.14(b) of the Disclosure Schedule (as amended to date) which such Leases have not been amended or modified since the date thereof. With respect to each Lease:
(i) the lease or sublease is legal,
valid, binding, enforceable, and in full force and effect and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally, by equitable limitations on the availability of specific remedies, and by principles of equity; (ii) neither the Company's nor any of its Subsidiaries' possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no disputes with respect to such Lease; (iii) none of the Company or any of its Subsidiaries, nor, to the Seller's Knowledge, any other party to such Lease, is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder; (iv) no security deposit, or portion thereof, deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; and (v) none of the Company or its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

                  (c) The Owned Real Property and the Leased Real Property (collectively, the "Real Property") comprise all of the real property used by the Company or its Subsidiaries in the operation of their businesses.

         3.15     Intellectual Property.

                  (a) Except as disclosed in Section 3.15(a) of the Disclosure Schedule, none of the Company or its Subsidiaries has interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties (including the Intellectual Property rights of the Seller), and the continued operation of the Company's and its Subsidiaries' businesses after Closing as conducted prior to the Closing will not interfere with, infringe upon or misappropriate any such Intellectual Property rights. To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any rights of the Company or its Subsidiaries in the Company Intellectual Property.

                  (b) Section 3.15(b) of the Disclosure Schedule identifies each U.S. and foreign patent, trademark registration, copyright registration, domain name registration, pending applications to register any of the foregoing, and all other Company Intellectual Property that is registered with, issued by or subject to a pending application for registration, in each case in the name of the Company or any of its Subsidiaries, with any Governmental Authority anywhere in the world. Section 3.15(b) of the Disclosure Schedule also identifies any Company Intellectual Property that is material to the operation of the business of the Company or any of its Subsidiaries that is not otherwise described above in this paragraph. With respect to each item of Company Intellectual Property required to be identified in Section 3.15(b) of the Disclosure Schedule, except as disclosed on Section 3.15(b) of the Disclosure Schedule, all of the foregoing items of Company Intellectual Property are free and clear of any Encumbrance, and are owned solely by the Company or its Subsidiaries without restriction on use.

                  (c) Neither the Company nor its Subsidiaries have any obligation to compensate any Person for the use of any Company Intellectual Property. Neither the Company nor any of its Subsidiaries has granted to any Person any license, option or other rights to use in any manner any of the Company Intellectual Property, whether requiring the payment of royalties or not.

                  (d) No Action is pending or, to the Knowledge of the Seller, is threatened, which challenges the legality, validity, enforceability, use, or ownership of any Company Intellectual Property.

         3.16 Contracts. Section 3.16 of the Disclosure Schedule sets forth a true, accurate and complete list of Contractual Obligations of the following types to which the Company or any of its Subsidiaries is bound:

                  (a) any Contractual Obligation of any kind with (i) any director or officer of the Seller or any of its Affiliates (including the Company or any of its Subsidiaries) (other than those Contractual Obligations set forth in Section 3.20 of the Disclosure Schedule), (ii) any Member of the Immediate Family of any individual described in clause (i), or (iii) any Affiliate of any individual described in clauses (i) and (ii). For the avoidance of doubt, Richland State Bank shall be deemed an Affiliate of Ronald Jensen, who is a director of the Seller;

                  (b) any Contractual Obligation pursuant to which the Company or any of its Subsidiaries grants or is granted any license or other rights to use any of the assets of the Company or any of its Subsidiaries or any rights of joint use with respect to any of the assets (other than any Intellectual Property licenses set forth in Section 3.15 of the Disclosure Schedule);

                  (c) any Contractual Obligation (other than those entered into in the Ordinary Course of Business) that either: (i) requires a payment by any party in excess of, or a series of payments that in aggregate exceed, $100,000 during the course of one year, or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $100,000 during the course of one year; or (ii) has a term, or requires the performance of any obligations by the Company or any of its Subsidiaries over a period, in excess of one (1) year;

                  (d) any Contractual Obligation (other than with respect to student loans originated or held by the Company or any of its Subsidiaries) pursuant to which the Company or any of its Subsidiaries has made or will make loans or advances, or have or will have incurred debts or become a guarantor or surety or pledged its credit, or otherwise become responsible with respect to any undertaking of another Person, other than under the Securitization Transactions or the Existing Financing Agreements;

                  (e) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, loan commitment or other material Contractual Obligation relating to the borrowing of funds, an extension of credit or financing (other than those entered into in the Ordinary Course of Business), and any documents or instruments that are material to the Securitization Transactions or the Existing Financing Agreements;

                  (f) any Contractual Obligation involving an investment by the Company or any of its Subsidiaries in any partnership, limited liability company or joint venture;

                  (g) any Contractual Obligation involving noncompetition or any other restriction with respect to the geographical area of operations or scope or type of business of the Company or any of its Subsidiaries;

                  (h) any Contractual Obligation (other than with respect to student loans originated or held by the Company or any of its Subsidiaries) between the Company or any of its Subsidiaries, on the one hand, and Seller or any Affiliate of Seller (excluding the Company and its Subsidiaries), on the other hand;

                  (i) any Contractual Obligation relating to any acquisition or disposition of any capital stock or equity interest (including partnership interest) of, or any material portion of the assets of, the Company or any of its Subsidiaries;

                  (j) any Contractual Obligation that constitutes a Derivative Obligation; and

                  (k) any Contractual Obligation involving: (1) eligible lender trustee agreements, (2) school recourse agreements, or (3) third-party loan servicing agreements (including sub-servicing agreements).

The Company has made available to the Purchaser a correct and complete copy of each written Contractual Obligation required to be listed in Section 3.16 of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral Contractual Obligation required to be referred to in Section 3.16 of the Disclosure Schedule. With respect to each such Contractual Obligation:
(i) such Contractual Obligation is legal, valid, binding, and enforceable against the Company or its Subsidiary in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally, by equitable limitations on the availability of specific remedies, and by principles of equity; and (ii) the Company and its Subsidiaries are not, and to the Knowledge of the Seller, no other party is, in breach or default in any material respect, and no event has occurred which with notice or lapse of time would constitute a breach or default in any material respect, or permit termination, modification, or acceleration, under such Contractual Obligation, including without limitation the Securitization Transactions and the Existing Financing Agreements. The Company and its Subsidiaries are in compliance with all requirements of the Waiver and Release Agreements, and, based on the waivers and releases set forth therein, there is no un-waived default under the Securitization Transactions.

         3.17 Insurance and Risk Management. Section 3.17 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the operations of the Company or any of its Subsidiaries is currently a party, a named insured, or otherwise the beneficiary of coverage:

                  (a)      the name, address, and telephone number of the agent;

                  (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (c) the policy number, the period and amount of coverage and premium; and

                  (d) a description of any retrospective premium adjustments or other loss-sensitive premium arrangements.

With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally, by equitable limitations on the availability of specific remedies, and by principles of equity; (ii) the transactions contemplated hereby will not result in the cancellation or modification of such policies; (iii) neither the Company, nor any of its Subsidiaries, nor, to the Seller's Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices) in any material respect, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default in any material respect, or permit termination, modification, or acceleration, under the policy; (iv) the Company has made available true and complete copies of all policies and related indemnity or premium payment agreements to the Purchaser; (v) the policy has not been amended or modified and no riders not included in the copies delivered to the Purchaser have been issued in respect of such policies; and (vi) no party to the policy has repudiated any provision thereof. Neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs.

         3.18 Litigation. There are no Actions pending, or to the Knowledge of the Seller, threatened, against the Company or any of its Subsidiaries, the Shares or any of the Company's or its Subsidiaries' business, properties or facilities (or pending or, to the Seller's knowledge, threatened against the Seller, any of the present or former officers, directors or employees of the Seller, the Company or any of its Subsidiaries with respect to the Company's or such Subsidiaries' businesses or proposed business activities), or pending or threatened by the Company or any of its Subsidiaries against any third party, at law or in equity, or before or by any Government or Governmental Authority; and, to the Knowledge of the Seller, there is no valid basis for any of the foregoing. Neither the Company nor any of its Subsidiaries are subject to any judgment, order or decree of any court or other Government or Governmental Authority which has had or may have a Material Adverse Effect upon the Company or its Subsidiaries.

         3.19 Employees. Section 3.19 of the Disclosure Schedule lists (i) each employee and consultant of the Company and each of its Subsidiaries whose annual compensation is in excess of $75,000, as well as each such employee's or consultant's annual compensation (including any potential cash bonuses or other compensation which relates to employment through the last day of the Most Recent Interim Period and indicating the amounts attributable to salary, wages, bonus and other compensation respectively) and totals accrued for vacation, sick leave, paid-time-off, or comparable arrangements, (ii) the bonuses paid and reasonably expected to be paid to the Company's and its Subsidiaries' officers and employees for the fiscal year ended December 31, 2002 and during fiscal year 2003, and (iii) all employment and severance agreements covering such persons. To the Knowledge of the Seller, none of the individuals identified on Section
3.20 of the Disclosure Schedule as having a change of control agreement has any plans to terminate employment with the Company or its Subsidiaries. The Company and its Subsidiaries have not experienced any labor disputes or work stoppage due to labor disagreements. The Company and each Subsidiary comply and have complied in all material respects with all applicable domestic and foreign Legal Requirements respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Legal Requirements respecting employment discrimination, employee classification, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and have complied with all employment agreements, and no claims, controversies, investigations or suits are pending or, to the Company's Knowledge, threatened, with respect to such Legal Requirements or agreements, either by private individuals or by Governmental Authorities; and all employees are at-will. Neither the Company nor any Subsidiary is or has been engaged in an unfair labor practice and there is no unfair labor practice charge, complaint, investigation or hearing against any of the Company and its Subsidiaries pending or threatened before the National Labor Relations Board or any Government or Governmental Authorities outside of the United States. No labor union represents, or has at any time during the three years preceding the date of this Agreement represented, the employees of the Company or any Subsidiary and no collective bargaining agreement is or has been binding against the Company or any Subsidiary. No grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships is pending, and no claims therefore exist or have, to the Company's knowledge, been threatened; no labor strike, lock-out, slowdown, or work stoppage is been pending or, to the Seller's Knowledge, threatened against or directly affecting the Company. All persons who have performed services for the Company or any Subsidiary while classified as independent contractors have satisfied the Legal Requirements to be so classified, and the Company or applicable Subsidiary has fully and accurately reported their compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so. The Company has not effectuated (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time (the "WARN Act") affecting any site of employment or one or more operating units within any site of employment of the Company or (ii) a mass layoff as defined in the WARN Act, nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Legal Requirements. All costs and expenses related in any way to the termination of employment (for any reason or no reason, and whether initiated by the Company or the employee) of any employee of the Company prior to the Closing, whether such costs and expenses have been incurred or are to be incurred in the future, are (unless fully paid and discharged prior the Closing) reflected in full as Liabilities on the Most Recent Balance Sheet. Seller shall assume or retain all Liability and shall pay directly or reimburse the Company for any salary, fees, and expenses paid with respect to certain individuals as indicated on Section 3.19 of the Disclosure Schedule.

         3.20     Employee Benefits.

                  (a) Section 3.20 of the Disclosure Schedule lists each Employee Benefit Plan.

                           (i) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with its terms and the applicable requirements of ERISA, the Code and other applicable Legal Requirements.

                           (ii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Benefit Plan or accrued in accordance with GAAP. All premiums or other payments for all periods ending on or before the Closing Date have been paid timely with respect to each such Employee Benefit Plan.

                           (iii) All group health plans of the Company and its ERISA Affiliates materially comply with the requirements of Part 6 of Title I of ERISA ("COBRA"), Code Section 5000, the Health Insurance Portability and Accountability Act, and any other comparable domestic or foreign Legal Requirements; neither the Company nor any Subsidiary has any Liability under or with respect to COBRA for its own actions or omissions or those of any predecessor.

                           (iv) Each such Employee Benefit Plan that is intended to be qualified under Code Section 401(a) is the subject of a favorable determination letter issued by the Internal Revenue Service, and the Company is not aware of any facts or circumstances that could jeopardize such qualified status. The Company or applicable ERISA Affiliate has made all amendments to such Employee Benefit Plans necessary for compliance with Legal Requirements that are required to be made as of the date of this Agreement.

                           (v) To the extent applicable, the Company has made available to the Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 annual report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                  (b) Neither of the Company nor any ERISA Affiliate contributes to, has contributed to, or has any Liability with respect to any Employee Benefit Plan that is a "defined benefit plan" or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                  (c) There are no pending claims (other than routine benefit claims) or lawsuits that have been instituted by, against, or relating to, any Employee Benefit Plan by any current or former employee of the Company. No Employee Benefit Plans are under audit or examination (nor has notice been received of a potential audit or examination) by any domestic or foreign Governmental Authority (including the IRS and Department of Labor); and no matters are pending under the IRS's Employee Plans Compliance Resolutions System or any successor or predecessor program.

                  (d) None of the Employee Benefit Plans nor any other agreement covering current or former employees of the Company or any Subsidiary provides medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B or the applicable provision of state law) and any coverage set forth on the Disclosure Schedule complies with the terms of the Company's insurance arrangements and has been approved by the applicable insurance carriers.

                  (e) No promise or commitment to adopt, amend or improve any Employee Benefit Plan for the benefit of any current or former director, officer or employee of the Company or any of the Subsidiaries has been made.

                  (f) The transactions contemplated by this Agreement shall not alone or upon the occurrence of any additional or subsequent event, result in any payment or the acceleration of, the vesting of or increase in benefits under any Employee Benefit Plan for the benefit of any current or former director, officer, or employee of the Company or any of the Subsidiaries. No employee, officer, or director of the Company or any Subsidiary has been promised or paid any bonus or incentive compensation related to the transactions contemplated pursuant to this Agreement.

         3.21     Environment, Health, and Safety.

                  (a) To the knowledge of the Seller, each of the Company and its Subsidiaries are in compliance with all Environmental and Safety Requirements (including all permits and licenses required thereunder). Neither the Company nor any of its Subsidiaries has received any oral or written notice of any actual or alleged violation of, or any Liability under or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) relating to them or their facilities (including, without limitation, the Real Property) under, any Environmental and Safety Requirements. Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any government agencies or third parties pursuant to any of the so called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements.

                  (b) To the knowledge of the Seller, neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including, without limitation, any hazardous or toxic substance, material or waste or owned, occupied or operated any facility or property (and no such property or facility is contaminated by any substance) so as would give rise to any Liabilities of the Company or its Subsidiaries pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental and Safety Requirements.

                  (c) The Company and its Subsidiaries have made available to the Purchaser all environmental, and all occupational health and safety, audits, assessments, reports and other documents relating to the Company or its Subsidiaries, and any of their properties or facilities (including properties or facilities that they intend to acquire and properties or facilities that they have sold or vacated), that are in the possession, custody, or control of the Company or its Subsidiaries.

                  (d) No circumstances with respect to the past or current operations or facilities of the Company or any of its Subsidiaries or any predecessor or Affiliate (including any onsite or offsite disposal or release of, or contamination by, hazardous or toxic substances, materials or wastes) will hinder or prevent continued compliance with, or give rise to any Liability (including any corrective or remedial obligation) under any Environmental and Safety Requirements.

                  (e) To the knowledge of the Seller, neither the Company nor any of its Subsidiaries has assumed (either contractually or by operation of law), undertaken, retained, or otherwise become subject to any Liability of any other Person relating to Environmental and Safety Requirements.

         3.22 Affiliated Transactions. None of the Company or its Subsidiaries is a party to or bound by any written Contractual Obligation, or to the Seller's knowledge, any oral Contractual Obligation, with (i) the Seller or its Affiliates (other than the Company and its Subsidiaries), (ii) their respective directors or officers, (iii) the directors or officers of the Company or its Subsidiaries, (iv) any Members of the Immediate Family of the individuals described in clauses (ii) and (iii), or (v) any Affiliate of any individual described in clause (ii), (iii) or (iv) (each, an "Insider") and no Insider owns or otherwise has any rights to or interests in any asset, tangible or intangible, which is used in any business of any of the Company or any of its Subsidiaries. The Company has no Indebtedness to Seller or its Affiliates except for the Indebtedness represented by the UICI Note and the UICI Advances. Section
3.22 of the Disclosure Schedule describes all services provided to or for the benefit of the Company or any of its Subsidiaries by any Insider and the costs and expenses charged to the Company or any of its Subsidiaries in respect thereof.

         3.23 No Illegal Payments, Etc. Neither the Company nor its Subsidiaries, nor, to the Seller's Knowledge, any of the directors, officers, employees or agents or other Person acting on behalf of the Company or any of its Subsidiaries, has (a) directly or indirectly given or agreed to give or receive or agreed to receive any illegal gift, contribution, payment, bribe, kick-back, entertainment, expenditure or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Company or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose in each cash, which would have been illegal under the Foreign Corrupt Practices Act or any other Legal Requirement.

         3.24 Bank Accounts. Section 3.24 of the Disclosure Schedule sets forth: (a) the name of each bank in which the Company and its Subsidiaries have an account or safe deposit box used in their respective businesses and the names of all persons authorized to draw thereon or to have access thereto; and (b) the name of each person, corporation, firm, association or business organization, entity or enterprise holding a general or special power of attorney from the Company and its Subsidiaries with respect to such accounts and safe deposits boxes.

         3.25 All Assets Necessary to Conduct Business. Except as expressly contemplated by the Shared Facilities Services Agreement, the assets, properties, and rights of the Company and its Subsidiaries comprise in all material respects all of the assets, properties, and rights, real, personal, tangible and intangible (including Intellectual Property) used by the Company or any of its Subsidiaries in, and reasonably necessary to, the conduct of the businesses of the Company and its Subsidiaries as currently conducted.

         3.26 Disclosure. Seller has made available, and has delivered, to Purchaser true and complete copies of each instrument, agreement, contract, commitment, certificate, report, writing and other document (or summaries of same) that is referred to in the Disclosure Schedule. All agreements, lists, Schedules, instruments, exhibits, documents, certificates, reports, statements, writings and other information furnished by or on behalf of Seller pursuant to this Agreement are complete and accurate in all material respects.

         3.27 Tuition Payment Plans. All funds received by the Company or its Subsidiaries pursuant to the Company's tuition payment plan business have been applied, disbursed and/or retained, in all material respects, in accordance with the terms of the applicable agreements with customers and schools and in accordance with GAAP.

         3.28 Private Loan Portfolio. The Company has, in its possession or control, original executed promissory notes evidencing all loans in the Company's private loan portfolio and the other program required documentation with respect thereto , which shall include any and all loans originated or held by the Company or its Subsidiaries other than loans originated under the Family Federal Education Loan Program ("FFELP Loans"). Neither the Company nor any of its Subsidiaries has agreed with any third party to guarantee any private loans.

                  Section 4.REPRESENTATIONS AND WARRANTIES CONCERNING THE PURCHASER.

         The Purchaser hereby represents and warrants to the Seller the statements contained in this Section 4.

         4.1 Organization of the Purchaser. The Purchaser is duly organized, validly existing, and in good standing under the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its respective businesses as now owned, leased and operated. Purchaser is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the businesses transacted by it require such licensing or qualification, unless the failure to be so qualified will not have a Material Adverse Effect on the Purchaser.

         4.2 Authority for Agreement. The Purchaser has the legal capacity, power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. All corporate and other actions or proceedings required to be taken by or on the part of the Purchaser to authorize and permit the execution and delivery by it of this Agreement and the other Transaction Documents, the performance by it of its respective obligations hereunder and thereunder, and the consummation by it of the transactions contemplated herein and therein, have been duly and properly taken. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally, by equitable limitations on the availability of specific remedies, and by principles of equity. At or prior to the Closing, the Purchaser shall have duly executed and delivered each of the other Transaction Documents to which the Purchaser is a party, and upon such execution and delivery, each of such other

Transaction Documents will constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally, by equitable limitations on the availability of specific remedies, and by principles of equity.

         4.3 Noncontravention. Neither the execution and the delivery of this Agreement or any of the other Transaction Documents to which the Purchaser is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any Legal Requirement to which the Purchaser or any of the property of the Purchaser is subject or any provision of the charter or by-laws of the Purchaser or (ii) conflict with, result in a breach of, constitute a default under (whether with or without the passage of time, the giving of notice or both), result in the acceleration, increase, termination, modification of existing benefits or burdens under or cancellation of, create in any party the right to accelerate, terminate, modify, or cancel, result in any payment or penalty under or require any notice under any Contractual Obligation of the Purchaser or result in the imposition of any Encumbrance upon any of its assets. Except for filings and approvals pursuant to the HSR Act, and notice to the Office of Sallie Mae Oversight of the U.S. Department of Treasury, none of the Purchaser or any of its Affiliates need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Government or Governmental Authority or pursuant to any Legal Requirement in order for the Parties to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents.

         4.4 Litigation. There are no Actions pending, or to the knowledge of the Purchaser, threatened against or affecting the Purchaser in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

         4.5 Brokers' Fees. The Purchaser has no Liability to pay any fees or commissions to any broker, finder or agent not Affiliated with the Purchaser with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

         4.6 Accredited Investor Status, Etc. The Purchaser is an "accredited investor" as such term is defined under Rule 501 under the Securities Act. Purchaser acknowledges that the Shares are not registered or qualified for sale under federal or any state securities law and cannot be resold without registration under, or an exemption from, federal and any applicable state securities law. Purchaser is acquiring the Shares for its own account for investment and not with a view toward the sale or distribution of the Shares.

                  Section 5. PRE-CLOSING COVENANTS. Each of the covenants contained in this Section 5 shall be in effect in the period from the date of this Agreement until the consummation of the Closing (unless waived by each of the Seller and the Purchaser); provided, however, that any Party shall remain liable following the Closing for any failure of such Party to comply with any of such covenants while such covenants are in effect.

         5.1 General. Subject to the terms and conditions contained herein, and without waiving any rights or increasing its obligations, the Purchaser and the Seller shall each (and the Seller shall cause the Company and its Subsidiaries to) use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable to cause the other Party's conditions to Closing set forth in
Section 6 below to be satisfied (not waived) and shall reasonably cooperate with such other Party to satisfy all such conditions. At the Closing, the applicable Parties shall execute and deliver the Transaction Documents to be executed and delivered at the Closing.

         5.2      Notices and Consents.

                  (a) The Seller shall give, or shall cause the Company and each of its Subsidiaries to have given, any notices or filings to third parties (including, without limitation, any filings or notices with any Government or Governmental Authorities and, in particular, any filings pursuant to the HSR
Act), and will use its commercially reasonable efforts to obtain and to cooperate with the other Party to obtain any approvals, consents, permits, licenses, accreditations, waivers or authorizations, whether from a Government or Governmental Authority or from any other Person (including, without limitation, the Consents), that are required in connection with the consummation of transactions contemplated by this Agreement or the other Transaction Documents or that are required as a result of the transactions contemplated hereby in order to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of, any contract, agreement (credit or otherwise), lease, document or other Contractual Obligation to which the Seller, the Company or any of its Subsidiaries is a party or by which its assets are bound, or that are set forth in Section 3.4 of the Disclosure Schedule. The Seller agrees to provide the Purchaser with a copy of any such notice, filing or any document requesting consent, approval, permit, license, accreditation, waiver or authorization prior to submitting such notice, filing or other document and to obtain the prior consent of the Purchaser with respect to the issuance of such notice, filing or other document.

                  (b) The Purchaser shall give any notices or filings to third parties (including, without limitation, any filings or notices with any Government or Governmental Authorities and, in particular, any filings pursuant to the HSR Act), and will use its commercially reasonable efforts to obtain, and to cooperate with the Seller and the Company to obtain, any approvals, consents, permits, licenses, accreditations, waivers or authorizations, whether from a Government or Governmental Authority or from any other Person (including, without limitation, the Consents), that are required in connection with the consummation of transactions contemplated by this Agreement or the other Transaction Documents or that are required as a result of the transactions contemplated hereby in order to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of, any contract, agreement (credit or otherwise), lease, document or other Contractual Obligation to which the Purchaser is a party or by which its assets are bound. The Purchaser agrees to provide the Seller with a copy of any such notice, filing or any document requesting consent, approval, permit, license, accreditation, waiver or authorization prior to submitting such notice, filing or other document and to obtain the prior consent of the Purchaser with respect to the issuance of such notice, filing or other document.

         5.3 Operation of Business. Except as set forth in Section 5.3 of the Disclosure Schedule, the Seller shall use its commercially reasonable efforts to cause the Company and each of its Subsidiaries to carry on its business in the Ordinary Course of Business and to maintain the value of its business as a going concern and the Company will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. All of the Cash received by the Company on and after the date of this Agreement (including, without limitation, Cash from the sale of student loans sold by the Company) shall be used by the Company to pay Liabilities of the Company or retained as working capital in the Ordinary Course of Business, and, except as provided below, shall not be distributed to the Seller. Without limiting the generality of the foregoing, since the last day of the Most Recent Interim Period, the Company and its Subsidiaries have not, and on or after the date of this Agreement, the Seller will not permit the Company (and will not cause or permit any of the Company's Subsidiaries) to:

                  (a) issue, sell or otherwise dispose of any of its capital stock (or other equity interests or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or other equity interests, declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or other equity interests or redeem, purchase, or otherwise acquire any of its capital stock or other equity interests;

                  (b) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization;

                  (c) amend any term or provision of its charter or by-laws;

                  (d) incur any additional Indebtedness (including Derivative Obligations) other than Indebtedness to fund student loans pursuant to the Existing Financing Agreements or pay any amount to any third party with respect to any Liability outside the Ordinary Course of Business; provided, that the Company may pay all or any part of the Department of Education accrued loan and guaranty fees due and payable by the Company from time to time;

                  (e) sell any student loans unless the Company or the Seller is required to sell such student loans pursuant to the Existing Financing Agreements;

                  (f) hire or terminate the employment of any officer or employee outside the Ordinary Course of Business;

                  (g) grant any increase in compensation or benefits (whether contingent or otherwise), create, amend, or terminate any Employee Benefit Plan (other than as necessary to satisfy Legal Requirements) or make any payment to any director, officer or employee, whether now or hereafter payable, other than increases of base compensation to employees in the Ordinary Course of Business and currently in effect or other than as set forth in Section 5.3 of the Disclosure Schedule;

                  (h) except as contemplated by the delivery and acceptance of the UICI Note Cancellation Agreement, extend, modify, terminate or enter into any inter-company loans;

                  (i) make any payments to or for the benefit of any Insider, except for payments in the Ordinary Course of Business with respect to
(i) that certain Loan Origination and Sale Agreement, dated January 20, 1998, by and among Richland State Bank, the Company and the Seller and (ii) that certain Shared Processing Facilities Agreement, dated January 15, 2003, between the Company and The Insurance Center (a division of a wholly-owned subsidiary of UICI);

                  (j) enter into or perform any transaction with its Affiliates, or enter or perform any other transaction other than on an arms-length basis except as may be required by the Waiver and Release Agreements;

                  (k) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.11(c) through (f) above; or

                  (l) enter into any agreement or understanding that would be inconsistent with the foregoing.

         5.4 Preservation of Business. The Seller shall cause the Company and each of its Subsidiaries, respectively, to maintain its books and records, pay expenses and payables, bill customers, collect receivables, keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with secondary, college, graduate and other schools, lessors, licensors, suppliers, customers and employees and other business relations, replace inoperable, worn out or obsolete assets with assets of comparable quality, maintain an appropriate level of insurance, continue to make investments and purchases in amounts sufficient to support the Company and each Subsidiary's ongoing business operations and otherwise conduct its business, in each case in the Ordinary Course of Business. The Seller shall cause, and will cause, Company and its Subsidiaries to comply with all Legal Requirements and Contractual Obligations applicable to its operations and business, and pay all applicable Taxes.

         5.5 Full Access. The Seller shall and shall cause the Company to permit (and will cause each of its Subsidiaries to permit) employees and advisors of the Purchaser (including, without limitation, its authorized financial, legal and accounting advisors) to have full access at all times during normal business hours and upon reasonable notice to all of the Seller's and the Company's and its Subsidiaries' advisors and other representatives and all premises, properties, personnel, books, records (including Tax records), invoices, Contractual Obligations, leases and documents of or pertaining to each of the Company and its Subsidiaries, wherever located, and will use commercially reasonable efforts to afford such representatives of the Purchaser with full access to each secondary, college, graduate or other applicable school's student loan, financial aid, bursar's or similar office and other business relations with which the Company or any of its Subsidiaries has interaction. The Seller shall transfer to the Company copies of all personnel records under the Seller's control relating to current or former employees of the Company or any Subsidiary that are not presently maintained by the Company.

         5.6 Notice of Developments. Each Party will give prompt written notice to the other Party of any development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above or any of its covenants or agreements set forth herein. No disclosure by any Party pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

         5.7 Financial Statements. The Seller shall cause the Company to provide to the Purchaser no later than thirty (30) days after the end of each calendar month, unaudited balance sheets of the Company and its Subsidiaries as of the last day of such month as well as unaudited statements of income and cash flows for the Company and its Subsidiaries for such month, each of which shall fairly present the financial condition, results of operation and cash flows of the Company and its Subsidiaries as of the dates and for the periods set forth therein, subject to the absence of footnote disclosures and to changes resulting from normal year-end adjustments (none of which would, alone or in the aggregate, be material).

         5.8      Tax Elections.

                  (a)      Except as otherwise provided in Section 5.8 or
Section 9.2 below, the Seller, without the consent of the Purchaser, will not make or change, or cause or permit the Company to make or change, any material election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of materially increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company or any of their respective Affiliates.

                  (b) Seller shall cause, prior to the Closing Date, the Company and Academic Management Services, Inc., a Maryland corporation ("AMSI"), to mark their portfolios of loans to market, as required by Section 475 of the Code, by causing the Company and AMSI to file I.R.S. Form 3115 with the I.R.S., effective for the Company's and AMSI's taxable year ending on the Closing Date (the "Mark-to-Market Filings"). In the Mark-to-Market Filings, Seller shall cause each of the Company and AMSI to elect to take any Code Section 481(a) adjustment into account in the taxable year ending on the Closing Date. For the avoidance of doubt, any Code
Section 481(a) adjustments in connection with the Mark-to-Market Filings shall be considered Taxes of the Company and its Subsidiaries for the Pre-Closing Tax Period.

                  (c) Prior to the Closing, Seller shall withdraw the ruling request described in Section 3.13(g).

         5.9 Payoff of Existing Financing Agreements. On or before Closing, the Purchaser shall provide the Company with funds in an amount sufficient to fund (i) the Company's obligation to repurchase the loans under the Existing Financing Agreements in full, (including the payment of the liability to Lehman thereunder in the amount of Four Million Five Hundred Thousand Dollars ($4,500,000) as it may be adjusted pursuant to the terms of the Existing Financing Agreements) and (ii) the Company's repayment of the UICI Advances. Upon the deposit of such funds by the Purchaser with the Company, the Purchaser and the Seller shall immediately cause the Company to pay the Company's obligations in full under the Existing Financing Agreements (including the payment of liability to Lehman thereunder in the amount of Four Million Five Hundred Thousand Dollar ($4,500,000) as it may be adjusted pursuant to the terms of the Existing Financing Agreements) and to repurchase the loans thereunder, subject to the receipt of a release from Lehman as described in Section 6.1(o).

         5.10 Payment of Employee Bonuses. On or before Closing, Seller shall pay, or shall convey funds to the Company sufficient to pay, all bonuses owed to employees pursuant to the letter agreements identified on Section 3.22 of the Disclosure Schedule.

                  Section 6. CONDITIONS TO OBLIGATION TO CLOSE.

         6.1 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to purchase and pay for the Shares at the Closing and consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) Representations and Warranties. The representations and warranties set forth in Section 3 above shall be true and correct when made and shall be deemed to have been made again at and as of the Closing Date (except to the extent any representation or warranty is by its terms made as of a date specified therein, in which case such representation or warranty shall be true and correct as of such date) and shall then be true and correct, except in each instance where the failure to be so true and correct, would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                  (b) Performance of Covenants. Each of the Seller, the Company and each of its Subsidiaries shall have performed and complied with all of its covenants, agreements and obligations hereunder through the Closing in all material respects.

                  (c) Notices and Consents. Each of the Seller, the Company and each of its Subsidiaries shall have provided all notices to third parties in accordance with Section 5.2 above and shall have procured all of the Consents which each of the Seller, the Company or such Subsidiary is required to obtain in accordance with Section 3.4 above.

                  (d) Certificates. The Seller shall have delivered to the Purchaser each of the following:

                           (i) a certificate dated the Closing Date to the effect that each of the conditions specified in this Section
                  6.1 are satisfied in all respects;

                           (ii) a certificate from the secretary of the Company confirming the existence, incorporation and good standing of the Company on the Closing Date, and attaching copies of the certificate of incorporation and by-laws, and resolutions authorizing the execution, delivery and performance of any Transaction Documents to which it is a party and all other documents and the taking of all action required thereunder or in connection therewith on behalf of the Company and its Subsidiaries;

                           (iii) a certificate from the secretary of each of the Company's Subsidiaries confirming the existence, incorporation and good standing of such Company's Subsidiary on the Closing Date, and attaching copies of the certificate of incorporation and by-laws of such Subsidiary;

                           (iv) a certificate from the secretary of the Seller confirming the existence, incorporation and good standing of the Seller on the Closing Date, and attaching copies of the certificate of incorporation and by-laws and resolutions duly adopted by the Seller's board of directors and, to the extent required, shareholders, authorizing such Seller's execution delivery and performance of this Agreement and the transactions contemplated by the Transaction Documents;

                           (v) good standing certificates for each of the Seller, the Company and its Subsidiaries from their respective jurisdictions of incorporation and each jurisdiction in which the Seller, the Company and its Subsidiaries is qualified to do business as a foreign corporation, in each case dated as of a recent date prior to the Closing Date; and

                           (vi) such other documents or instruments as the Purchaser may reasonably request to effect the transactions contemplated hereby.

                  (e) Absence of Litigation. No action, suit, or proceeding shall be pending or threatened before any court, quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents, (ii) cause any of the transactions contemplated by this Agreement or any of the other Transaction Documents to be rescinded following consummation,
(iii) affect adversely the right of the Purchaser to own the Shares and to control the Company and its Subsidiaries in any material respect, or (iv) affect adversely the right of any of the Company or its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) in any material respect.

                  (f) Resignation of Board of Directors and Officers. The Company and each Subsidiary, as applicable, shall have received a resignation from each member of the Board of Directors (including any committee thereof) and each officer who is not going to serve as a director, committee member or officer, as the case may be, immediately following the Closing Date, in form and substance reasonably acceptable to the Purchaser and each such resignation shall be in full force and effect upon Closing.

                  (g) Transition Services Agreement. The Company and the Seller shall have executed and delivered the Transition Services Agreement on the terms set forth in such agreement and such Transition Services Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

                  (h) Shared Facilities Services Agreement. The Company and the Seller shall have executed and delivered the Shared Facilities Services Agreement in a form mutually acceptable to each of the Parties and on the terms set forth in such agreement and such Shared Facilities Services Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

                  (i) HSR Waiting Period. The applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the United States Department of Justice ("DOJ") or the United States Federal Trade Commission ("FTC") to prevent consummation of the transactions contemplated by this Agreement.

                  (j) No Material Adverse Change. There shall not have been any event or circumstance which has resulted in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole and no event has occurred or circumstance exists that would reasonably be expected to result in such a Material Adverse Effect.

                  (k) Opinion. The Purchaser shall have received from counsel(s) to the Seller and the Company an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Purchaser, and dated as of the Closing Date.

                  (l) FIRPTA Affidavit. The Company shall deliver to the Purchaser an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance satisfactory to the Purchaser.

                  (m) UICI Note Cancellation. The Seller shall have executed and delivered to the Purchaser and the Company the UICI Note Cancellation Agreement in the form attached hereto as Exhibit F, together with the UICI Note for cancellation by the Company.

                  (n) Purchase of Uninsured Loans. The Seller and EFG-III, LP shall have entered into the Loan Purchase Agreement in the form attached hereto as Exhibit G providing for Seller's acquisition immediately after the Closing of all of the student loans owned by EFG-III, LP that are not federally or otherwise privately insured.

                  (o) Existing Financing Agreements. The Existing Financing Agreements shall have been paid in-full and terminated and the Company and its Subsidiaries shall have no further obligations thereunder, and a release from Lehman to this effect in a form mutually acceptable to each of the Parties shall have been obtained by the Company and the Seller.

                  (p) Securitization Transactions. The Waiver and Release Agreements shall remain in full force and effect and any waivers of defaults contained therein shall have been extended until December 15, 2003 or later.

                  (q) Eligible Lender Trustee. Fleet Bank, N.A. shall have agreed to continue to serve as the Company's Eligible Lender Trustee pursuant to the Company's existing Eligible Lender Trustee Agreement with Fleet Bank, N.A., accepting applications through at least January 31, 2004 and, with respect to secondary disbursements, through at least June 30, 2004.

                  (r) Additional Documents. The Seller and the Company shall have executed and delivered to the Purchaser the documents identified on
Section 6 of the Disclosure Schedule.

                  (s) All Necessary Actions. All actions to be taken by the Seller, the Company and its Subsidiaries in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Purchaser.

         The Purchaser may waive any condition specified in this Section 6.1 if the Purchaser executes a writing so stating at or prior to the Closing. Such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

         6.2 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) Representations and Warranties. The representations and warranties set forth in Section 4 above shall be true and correct in all material respects when made and shall be deemed to be made again at and as of the Closing Date (except to the extent any representation or warranty is by its terms made as of a date specified therein, in which case such representation or warranty shall be true and correct as of such date) and shall then be true and correct in all material respects.

                  (b) Performance by the Purchaser. The Purchaser shall have performed and complied with all of their covenants hereunder through the Closing, including without limitation payment of the Purchase Price at Closing.

                  (c) Absence of Litigation. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

                  (d) Opinion. The Seller shall have received from counsel to Purchaser an opinion in form and substance as set forth in Exhibit H attached hereto, addressed to the Seller, and dated as of the Closing Date.

                  (e) Certificates. The Purchaser shall have delivered to the Seller each of the following:

                           (i) a certificate dated the Closing Date to the effect that each of the conditions specified in this Section
                  6.2 are satisfied in all respects;

                           (ii) a certificate from the secretary of the Purchaser confirming the existence, incorporation and good standing of such corporation on the Closing Date, and attaching copies of the certificate of incorporation and by-laws, and resolutions authorizing the execution, delivery and performance of this Agreement and all other documents and the taking of all action required thereunder or in connection therewith on behalf of the Purchaser; and

                           (iii) such other documents or instruments as the Seller may reasonably request to effect the transactions contemplated hereby.

                  (f) Loan Servicing Agreement. The Company shall have executed and delivered the Loan Servicing Agreement on the terms set forth in such agreement and such Loan Servicing Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

                  (g) HSR Waiting Period. The applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the DOJ or the FTC to prevent consummation of the transactions contemplated by this Agreement.

                  (h) Existing Financing Agreements. The Existing Financing Agreements shall have been paid in-full and terminated and the Seller and the Company and its Subsidiaries shall have no further obligations thereunder, and a release from Lehman to this effect in a form mutually acceptable to each of the Parties shall have been obtained by the Company and the Seller.

                  (i) Additional Documents. The Purchaser and the Company shall have executed and delivered to the Seller the documents identified on
Section 6 of the Disclosure Schedule.

                  (j) All Necessary Actions. All actions to be taken by the Purchaser in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

         The Seller may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing. Such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

                           Section 7. INDEMNIFICATION.

         7.1 Survival of Representations and Warranties. All of the representations and warranties of the Seller (except for those contained in Sections 3.1 (Organization), 3.2 (Capitalization; Ownership of Company), 3.3 (Authorization of Transaction), 3.4 (Noncontravention), 3.5 (Title), 3.13 (Taxes) and 3.20 (Employee Benefits)) contained herein or in any document, certificate or other instrument required to be delivered hereunder shall survive the Closing and continue in full force and effect until the first anniversary of the Closing Date. The representations and warranties of the Seller contained in Sections 3.1 (Organization), 3.2 (Capitalization; Ownership of Company), 3.3 (Authorization of Transaction), 3.4 (Noncontravention), 3.5 (Title), 3.13 (Taxes) and 3.20 (Employee Benefits) shall survive the Closing and shall continue in full force and effect until ninety (90) days after the expiration of the applicable statute of limitations. All of the representations and warranties of the Purchaser contained in Section 4 shall survive the Closing and shall continue in full force and effect until six (6) months after the expiration of the applicable statute of limitations. All covenants and indemnities of the Parties in this Agreement or in any document or certificate delivered hereunder shall, unless otherwise specifically provided therein, remain in full force and effect until six (6) months after the expiration of the applicable statute of limitations or until the final resolution of claims or demands asserted by a party pursuant to such indemnity that are pending as of the relevant dates described in this Section 7.1. Any representation, warranty, covenant or agreement in respect of which indemnity may be sought hereunder, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 7, if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

         7.2      Indemnity by the Seller.

                  (a) Subject to Section 7.2(b), the Seller hereby agrees to indemnify, defend and hold harmless the Purchaser and its Affiliates (including, without limitation, the Company and its Subsidiaries following the Closing) and each of its and their respective directors, officers, stockholders, employees, agents, representatives and successors and assigns against and in respect of any and all Liabilities, obligations, judgments, Encumbrances, injunctions, charges, orders, decrees, rulings, damages (including loss of value of any securities), dues, assessments, losses, fines, penalties, expenses, fees, costs and amounts paid in settlement (including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any Action or threatened Action) (collectively, "Losses") that are incurred, suffered or sustained as a result of, in connection with, related to, incidental to or by virtue of:

                           (i) the inaccuracy of any representation or warranty made by the Seller in this Agreement or in any certificate required to be delivered hereunder;

                           (ii) the nonfulfillment of any agreement or covenant of the Company or the Seller contained herein required to be performed or complied with by the Company or the Seller on or prior to the Closing or in any certificate required to be delivered hereunder;

                           (iii) any Action brought against the Company, its Subsidiaries or its or their respective current or former directors, officers, stockholders, employees, agents, representatives and successors and assigns by Seller's shareholders, including derivative suits by such shareholders in the name of Seller, following the Closing;

                           (iv) any Action brought against the Company, its Subsidiaries or its or their respective directors, officers, stockholders, employees, agents, representatives and successors and assigns, by any of the individuals identified in Section 7.2(a)(iv) of the Disclosure Schedule, following the Closing;

                           (v) any investigation of the Company, its Subsidiaries or its or their respective current or former directors, officers, employees or agents by the Securities and Exchange Commission, the New York Stock Exchange or any state securities agency with respect to any acts or omissions of the Company, its Subsidiaries or its or their respective current or former directors, officers, employees or agents that occurred prior to the Closing; and

                           (vi) (a) any rent that may have been due in excess of the rent otherwise payable by a non-hold over tenant under the lease for the premises at 2400 Reynalda Road, Winston-Salem, North Carolina for periods prior to the Closing Date and (b) Losses arising from the termination or cancellation of such lease by the landlord for such premises on or prior to the Closing Date, in each of cases (a) and (b) only to the extent that the Company and its Subsidiaries have taken reasonable actions to mitigate any such Loss.

provided, however, that any such Losses shall be reduced by any Tax Benefit actually realized by the Purchaser related to the events or transactions giving rise to such Losses.

                  (b) Limitation on Seller Indemnification. The indemnification provided for in Section 7.2(a)(i) above (other than with respect to the Fully Indemnified Reps) is subject to the following limitations (with it being understood, however, that nothing in this Agreement (including this Section

7.2(b)) shall limit or restrict the Purchaser's right to maintain or recover any amounts in connection with any Action based upon fraudulent misrepresentation or deceit):

                           (i) The Seller shall not be liable for any Losses under Section 7.2(a)(i) (other than with respect to the Fully Indemnified Reps) unless the aggregate of all such Losses relating thereto for which the Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to Seven Hundred Thousand Dollars ($700,000), in which case the Seller shall be liable only for such Losses in excess of such amount; and

                           (ii) The aggregate amount of all payments made by the Seller in satisfaction of claims for indemnification pursuant to Section 7.2(a)(i) (other than with respect to the Fully Indemnified Reps) (as the same relates to representations and warranties) above, shall in no event exceed the Thirty-Five Million ($35,000,000).

For the avoidance of doubt and notwithstanding anything herein to the contrary, the limitations set forth in Section 7.2(b) shall not apply to the indemnification provided for in Sections 7.2(a)(ii), (iii), (iv), (v) and (vi) or Section 9.2(a) and shall not apply to the purchase price adjustments or indemnification provided for in Section 2.3 or Section 2.4.

                  (c) General Indemnification Provisions. For purposes of this Section 7.2 and Section 9.2, any event or circumstance which results in a Loss to the Company or any of its Subsidiaries (a "Company Loss") shall also be deemed to result in a Loss (an "Indirect Loss") to the Purchaser. The Purchaser shall be deemed to have an Indirect Loss in the amount of any Company Loss. Except as otherwise required by law or by a "determination" as defined in
Section 1313 of the Code, all indemnification payments for the benefit of the Purchaser under this Section 7.2 or Section 9.2 or the Seller under Section 7.3 shall be deemed to be adjustments to the Purchase Price set forth in Section 2.1(b) above. In no event shall the Seller's obligations in respect of the indemnification provided for in this Section 7.2 (or otherwise), or any expense reimbursement obligation of the Company provided for herein, be treated as subordinated indebtedness of the Company or as a restricted payment pursuant to any agreement to which the Company is a party or be otherwise restricted or deferred. If and to the extent any provision of this Section 7.2 or Section 9.2 is unenforceable for any reason (other than the end of any survival period), the Seller hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this
Section 7.2 or Section 9.2 that is permissible under applicable Legal Requirements. If and to the extent any provision of Section 7.3 is unenforceable for any reason, the Purchaser hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this Section 7.2 that is permissible under applicable Legal Requirements.

         7.3 Indemnity by the Purchaser. The Purchaser hereby agrees to indemnify, defend and hold harmless the Seller and its directors, officers, stockholders, employees, agents, representatives, Affiliates and successors and assigns against and in respect of any and all Losses that are incurred, suffered or sustained as a result of, in connection with, related to, incidental to or by virtue of:

                           (i)      the material inaccuracy of any
                  representation or warranty made by the Purchaser in this Agreement or in any certificate required to be delivered hereunder;

                           (ii) the material nonfulfillment of any agreement or covenant of the Purchaser contained herein required to be performed or complied with by the Purchaser on or prior to the Closing or in any certificate required to be delivered hereunder; or

                           (iii) any and all liabilities, Indebtedness claims, causes of action, judgments, damages or penalties whatsoever incurred or arising out of activities engaged in by the Company after the Closing Date and based solely on the acts or omissions of the Company or any of its Subsidiaries after the Closing.

         7.4 Payment. The Indemnifying Party shall pay the Indemnified Party in, except as otherwise provided pursuant to Section 7.6 below, immediately available funds on an as-incurred basis promptly after the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder. All indemnification payments shall be made in United States Dollars unless otherwise specified herein.

         7.5      Matters Involving Third Parties.

                  (a) If any third party shall notify any Person entitled to indemnification under this Section 7 or Section 9.2 (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification pursuant to this Section 7 or Section 9.2 against any other Person required to provide such indemnification (the "Indemnifying Party"), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim (whether or not otherwise required hereunder and with no reservation of rights), (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iii) the Claim for indemnification does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation, (iv) the Indemnified Party has not been advised in writing by counsel reasonably acceptable to the Indemnifying Party that a reasonable likelihood exists of a conflict of interest between the Indemnified Party and the Indemnifying Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. If the Indemnifying Party assumes control of the defense of the Third Party Claim, it shall at all times keep the Indemnified Party reasonably informed of the status of such matter, including, but not limited to, providing copies of all pleadings to the Indemnified Party.

                  (c) If the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.5(b) above, the Indemnified Party may, at its election, retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

                  (d) In the event any of the conditions in Section 7.5(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against the Third Party Claim with separate counsel reasonably acceptable to the Indemnifying Party, (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 7.

                  (e) Notwithstanding any of the foregoing provisions, (i) the Indemnified Party will not consent to the entry of any judgment, enter into any settlement with respect to the Third Party Claim or cease to defend such claim without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld), and (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless either the Indemnifying Party obtains a written agreement releasing the Indemnified Party from all liability thereunder or the consent of the Indemnified Party (which consent shall not be unreasonably withheld).

         7.6 Exclusive Remedy. Following the Closing, the indemnification provisions set forth in this Agreement shall constitute the sole and exclusive recourse and remedy for Losses incurred by the Parties with respect to any breach of representation, warranty or covenant which is to be performed before or at the Closing Date under this Agreement; provided, however, that the foregoing shall in no way limit any equitable remedies which may be available to the Parties after the Closing Date.

         7.7 No Offset. Any Losses which either Party suffers, sustains or becomes subject to and with respect to which such Party is entitled to indemnification from the other Party pursuant to this Section 7 may not be satisfied in any respect by setting off any portion of such Losses against any amounts which such Party owes to the other Party or any of the other Party's Affiliates at such time.

         7.8      Certain Waivers.

                  (a) Effective upon the Closing, except as may be provided explicitly in this Agreement or any Transaction Document, the Seller, on of its behalf and on behalf of each of its Affiliates and each of their respective representatives, agents, successors, assigns, officers, directors, shareholders, members, partners, employees, attorneys, principals and each of them, (collectively, the "Seller Parties") hereby irrevocably waives, releases and discharges, absolutely and forever the Company and each of its Subsidiaries, representatives, agents, successors, assigns, officers, directors, shareholders, members, managers, principals, partners, employees, attorneys and principals, past and present and their respective heirs, successors and assigns (collectively, the "Company Parties"), from any and all Liabilities to the Seller or the other Seller Parties of any kind and nature whatsoever, whether in its or his capacity as a stockholder, officer or director of the Company or otherwise (including in respect of any rights of contribution or indemnification, other than compensation as an employee of the Company) in respect of facts, events, circumstances or conditions occurring or arising prior to the Closing, in each case whether absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise at law or equity, whether in administrative proceedings or in arbitration and whether known or unknown, suspected or unsuspected, material or immaterial, absolute or contingent, direct or indirect or nominally or beneficially claimed or possessed and each of the Seller Parties shall not seek to recover and hereby covenants not to seek to recover any amounts in connection therewith or thereunder from the Company Parties. Effective upon the Closing, in no event shall the Company Parties have any Liability to any of the Seller Parties whatsoever for any breaches of the representations, warranties, agreements or covenants of the Company or the Seller hereunder, and none of the Seller Parties shall in any event seek contribution from the Company Parties for any breaches of the Seller's obligation to the Purchaser or in respect of any other payments required to be made by the Seller Parties pursuant to this Agreement.

                  (b) Effective upon the Closing, except as may be explicitly provided in this Agreement or any Transaction Document, each of the Company Parties hereby irrevocably waives, releases and discharges, absolutely and forever, the Seller Parties, from any and all Liabilities to the Company or the other Company Parties of any kind and nature whatsoever, whether in its or his capacity as a stockholder, officer or director of the Company or otherwise (including in respect of any rights of contribution or indemnification) in respect of facts, events, circumstances or conditions occurring or arising prior to the Closing, in each case whether absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise at law or equity, whether in administrative proceedings or in arbitration and whether known or unknown, suspected or unsuspected, material or immaterial, absolute or contingent, direct or indirect or nominally or beneficially claimed or possessed and each of the Company Parties shall not seek to recover and hereby covenants not to seek to recover any amounts in connection therewith or thereunder from the Seller Parties.

                  Section 8. TERMINATION.

         8.1 Termination of Agreement. This Agreement may be terminated as provided below:

                  (a) the Seller and the Purchaser may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (b) the Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller has breached any representation, warranty, or covenant contained in this Agreement, in any material respect, the Purchaser has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of such breach or for such longer period (but in no case longer than 90 days) so long as such breach is curable by the Seller or the Company through the exercise of their reasonable efforts, and the Seller and the Company continues to exercise such reasonable efforts;

                  (c) the Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing in the event the Purchaser has breached any representation, warranty, or covenant contained in this Agreement, in any material respect, the Seller has notified the Purchaser of the breach, and the breach has continued without cure for a period of 30 days after the notice of such breach or for such longer period (but in no case longer than 90 days) so long as such breach is curable by the Purchaser through the exercise of its reasonable efforts, and the Purchaser continues to exercise such reasonable efforts; and

                  (d) if the Closing shall not have occurred on or before November 20, 2003, by reason of the failure of any condition precedent under
Section 6 hereof (except that no Party may seek to terminate the Agreement pursuant to this Section 8.1(d) if the failure of any such conditions results primarily from the breach by such Party of any representation, warranty or covenant hereunder).

         8.2 Effect of Termination. If this Agreement terminates pursuant to Section 8.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach); provided, however, (a) the provisions of
Section 9 shall survive any such termination, and (b) nothing in Section 8.1 or this Section 8.2 shall be deemed to release any Party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement; provided, that in the event this Agreement is terminated in accordance with Sections 8.1(a), (b) or (d) (other than as a result of the failure of any condition resulting primarily from the breach of any representation, warranty or covenant by the Seller), the Earnest Money Deposit shall be retained by the Seller.

                  Section 9. MISCELLANEOUS.

         9.1 Press Releases and Public Announcements. From the date hereof through and including the Closing Date, the Parties will consult with each other and will mutually agree upon any press release or public announcement pertaining to this Agreement or the other transactions contemplated by this

Agreement and shall not issue any such press release or make any such public announcement unless the text and time of the release of such statement has been approved by the other Party, except to the extent required by any Legal Requirement or by obligations pursuant to any listing agreement with any national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its best efforts to consult in good faith with the other Party and obtain the consent of the other Party, which consent shall not unreasonably be withheld, before issuing any such press release or making any such public announcement.

         9.2 Tax Matters. The following provisions shall govern the allocation of responsibility as between the Purchaser and the Seller for certain Tax matters following the Closing Date:

                  (a) Seller Tax Indemnification. The Seller shall indemnify, defend and hold harmless the Purchaser and its Affiliates (including, without limitation, the Company and its Subsidiaries following the Closing) and each of its and their respective directors, officers, stockholders, employees, agents, representatives and successors and assigns against and in respect of any and all Losses, that are incurred, suffered or sustained as a result of, in connection with, related to, incidental to or by virtue of:

                           (i) the inaccuracy of any representation or warranty with respect to Taxes made by the Seller in this Agreement or in any certificate required to be delivered hereunder;

                           (ii) the nonfulfillment of any agreement or covenant of the Company or the Seller with respect to Taxes contained herein required to be performed or complied with by the Company or the Seller on or prior to the Closing or in any certificate required to be delivered hereunder;

                           (iii)    all Taxes of the Company and its
                  Subsidiaries for the Pre-Closing Tax Period and for the portion of any Straddle Period allocated to the Pre-Closing Tax Period;

                           (iv) all Taxes of any member of an Affiliated Group of which the Company or any Subsidiary (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation
                  Section 1.1502-6 (or any analogous or similar state, local, or foreign law or regulation);

                           (v) any and all Taxes of any Person imposed on the Company or any Subsidiary as a transferee or successor, by contract or pursuant to any law, rule, or regulation; and

                           (vi) any liability of the Purchaser for Taxes as a result of the sale of the uninsured loans pursuant to
                  Section 6.1(n).

                  (b) Allocation of Pre- and Post-Closing Tax Liability. Notwithstanding the provisions of Section 9.2(a), the Seller shall not be obligated to pay any amount to Purchaser in respect of (i) any liability for Taxes (x) attributable to (1) any transaction after the Closing that is not in the ordinary course of business of the Company or any Subsidiary as carried on at the Closing Date or (2) any item on any Tax Return filed, in each case by Purchaser, any of its affiliates (including the Company and the Subsidiaries following the Closing), or any transferee of Purchaser or any of its affiliates that could reasonably be expected to adversely and materially affect Seller (other than any such action expressly required by applicable Law or by this Agreement) (either clause (1) or (2), a "Purchaser Tax Act") or (y) attributable to a breach by Purchaser of its obligations under this Agreement, (ii) any Taxes that arise as a result of any change in Tax rates made after the Closing Date that would have retroactive effect to income, profits or gains earned during the Pre-Closing Tax Period, (iii) any Taxes that arise as a result of a change after the Closing Date in any accounting policy, any tax reporting practice or the length of any accounting period for Tax purposes of any of the Company or any of the Subsidiaries, other than a change that is necessary to comply with the law or generally accepted accounting principles applicable to the Company or such Subsidiaries, or (iv) any liability for Taxes attributable to any action taken prior to the Closing Date by Seller, or by the Company or any of its Subsidiaries, to the extent that such action was taken at the express written request of Purchaser or any of its affiliates.

                  (c) Purchaser Tax Indemnification. From and after the Closing, Purchaser shall be liable for, and shall indemnify the Seller against and hold Seller harmless from:

                           (i) all liability for Income Taxes of the Company and its Subsidiaries for the Post-Closing Tax Period and for the portion of the Straddle Period allocated to the Post-Closing Tax Period;

                           (ii) all liability for Income Taxes of the Company and its Subsidiaries attributable to a Purchaser Tax Act or to a breach by any Purchaser of its obligations under this Agreement;

                           (iii) all liability for Income Taxes of any Purchaser or its affiliates (including the Company and its Subsidiaries for the Post-Closing Tax Period and for the portion of the Straddle Period allocated to the Post-Closing Tax Period) that are assessed on Seller or any affiliate of Seller; and

                           (iv) any liability for Operating Taxes of the Company and its Subsidiaries for the Post-Closing Tax Period and for the portion of any Straddle Period allocated to the Post-Closing Tax Period.

                  (d) Tax Return Filing. To the extent the Waiver described in Section 3.13(g) has been granted, the Seller shall (i) include the income of the Company and its Subsidiaries (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on the Seller's consolidated federal income Tax Returns for all periods through the end of the Closing Date and pay any federal income Taxes attributable to such income, and
(ii) for all taxable periods ending on or before the Closing Date, cause the Company and its Subsidiaries to join in the Seller's consolidated federal income tax return, and, in jurisdictions requiring separate reporting from the Seller, to file separate company state and local income tax returns for the Company and its Subsidiaries. To the extent the Waiver described in Section 3.13(g) has not been granted, for all taxable periods ending on or before the Closing Date, Seller shall cause the Company and its Subsidiaries to file consolidated federal income Tax Returns with the Company as the common parent, and, in jurisdictions requiring separate reporting from the Seller, to file separate company state and local income tax returns for the Company and its Subsidiaries. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. The Purchaser shall have the right to review and comment on any such Tax Returns prepared by the Seller. The Purchaser shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns, required to be filed in respect of the Company and its Subsidiaries for the Post-Closing Tax Period and the Straddle Period, and for the Pre-Closing Tax Period (x) for which the Company and its Subsidiaries are not joined with Seller in a consolidated, unitary, combined or other multi-member Tax Return and (y) which have not been filed on or before the Closing Date, and shall pay (or cause to be paid) all Taxes shown as due with respect to such Tax Returns; provided, however, that Seller shall reimburse Purchaser (in accordance with Section 9.2(a) and Section 9.2(b)) for any amount owed by Seller pursuant thereto with respect to the taxable periods covered by such Tax Returns, and provided, further, that in the case of Tax Returns for the Pre-Closing Tax Period or the Straddle Period (i) at least sixty (60) days prior to the due date for filing any such Tax Return (taking into account any applicable extensions), Purchaser shall furnish Seller with a completed copy of such Tax Return for Seller's review and comment, (ii) Purchaser shall incorporate Seller's reasonable comments and (iii) no such Tax Return shall be filed with any Taxing authority without Seller's prior written consent, such consent not to be unreasonably withheld or delayed. Any Tax Return described in the preceding sentence shall be prepared on a basis consistent with the past practices of the Company and its Subsidiaries. Seller shall timely prepare and file (or cause to be prepared and filed) with the appropriate authorities all Tax Returns required to be filed in respect of the Company and its Subsidiaries for the Pre-Closing Tax Period not otherwise provided for in this Section 9.2(d), and shall pay all Taxes shown as due with respect to such Tax Returns; provided, however, that (i) at least sixty (60) days prior to the due date for filing any such Tax Return (taking into account any applicable extensions), Seller shall furnish Purchaser with a completed copy of such Tax Return for Purchaser's review and comment,
(ii) Seller shall incorporate Purchaser's reasonable comments and (iii) no such Tax Return shall be filed with any Taxing Authority without Purchaser's prior written consent, such consent not to be unreasonably withheld or delayed. Any Tax Return described in the preceding sentence shall be prepared on a basis consistent with the past practices of the Companies and the Subsidiaries. Any liability of Seller under Section 9.2(a) shall be extinguished to the extent that prior to the Closing, any Seller or a Company or a Subsidiary makes any payment to the relevant Taxing Authority under or in connection with this
Section 9.2(d).

                  (e) Tax Contests. Each of the Purchaser and the Seller shall promptly notify the other in writing within five business days of receiving notice of any pending or threatened audit, assessment, or other proceeding with respect to Taxes of the Company or any Subsidiary for which the Purchaser may be entitled to claim indemnification from the Seller hereunder ("Tax Contest"); provided that the failure of one party to timely notify the other party of any such Tax Contest pursuant to this sentence shall not affect the indemnity right or obligation of either party, so long as such failure does not materially prejudice such other party. Upon giving written notice to the Purchaser, the Seller shall have the right to and shall represent the interests of the Company and its Subsidiaries and control the conduct and disposition of any Tax Contest for the Pre-Closing Tax Period; provided that the Seller shall not dispose of any such Tax Contest in a manner that would purport to bind or would affect the Tax liability or Tax attributes of the Purchaser, the Company or any Subsidiary for Taxable periods (or portions thereof) ending after the Closing Date without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. The Seller shall, at the Purchaser's expense, afford the Purchaser and its Tax advisors a reasonable opportunity to keep informed as to the conduct and status of such Tax Contest and to consult with the Seller and its Tax advisors, including, without limitation, the right to attend conferences with taxing authorities and to submit pertinent material to the Seller in support of the Purchaser's position. The Purchaser shall control any Tax Contest for a Straddle Period or for any the Pre-Closing Tax Period which the Seller does not assume control of within a reasonable period of time by notice as described above, and the Purchaser shall, at the Seller's expense, afford the Seller and its Tax advisors a reasonable opportunity to keep informed as to the conduct and status of such Tax Contest and to consult with the Purchaser and its Tax advisors, including, without limitation, the right to attend conferences with taxing authorities and to submit pertinent material to the Purchaser in support of the Seller's position. The Seller and the Purchaser agree, at their own expense to cooperate fully, and cause their Affiliates to cooperate fully, with the other party and its representatives in connection with such Tax Contest, including timely furnishing all work papers and other documents requested by any relevant taxing authority and making relevant employees and officers reasonably available in connection with such Tax Contest.

                  (f) Refunds and Credits. Any refund or credit of Taxes of the Company or any Subsidiary for the Pre-Closing Tax Period shall be for the account of Seller, provided, however, that no refund or credit shall be for the account of Seller to the extent that such refund or credit is taken into account as an asset on the Most Recent Balance Sheet. Any refund or credit of Taxes of the Company or any Subsidiary for the Post-Closing Tax Period shall be for the account of Purchaser. Any refund or credit of Taxes of the Company or any Subsidiary for the Straddle Period shall be equitably apportioned in accordance with the principles set forth in the definition of "Straddle Period"; provided, however, that no refund or credit shall be for the account of Seller to the extent that such refund or credit is taken into account as an asset of the Company or such Subsidiary on the Most Recent Balance Sheet. Purchaser shall, if Seller so requests and at the expense of Seller, cause the Company and the Subsidiaries to file for and obtain any refunds or credits to which Seller is entitled under this Section 9.2(f); provided that (i) Purchaser shall be reasonably satisfied that the position set forth in any such filing is supported by "substantial authority" as defined in Treasury Regulations Section 1.6662-4(d) or better, and if Purchaser is not reasonably satisfied, Purchaser may require Seller to provide an opinion of counsel, reasonably satisfactory to Purchaser, demonstrating that such standard is met, and (ii) Purchaser shall not be required to file, or cause the Company or any Subsidiary to make any such filing if any position taken in such filing could reasonably be expected materially to increase the Tax liability of Purchaser or any of its Affiliates (including the Company or any Subsidiary following the Closing) for any Taxable period or portion thereof beginning after the Closing Date. Purchaser shall, and shall cause the Company and the Subsidiaries to, permit Seller to control the prosecution of any such refund claim and to conduct any negotiations, disputes, audits or other transactions with any relevant Tax authority on behalf of the Company or the Subsidiaries (for purposes of this Section, each a "Claim") and, where deemed appropriate by Seller, shall authorize by appropriate powers of attorney such persons as Seller shall designate to represent the Company or such Subsidiary with respect to such Claim. Each party shall, or shall cause its affiliates to, forward to any other party entitled under this Section 9.2(f) to any refund or credit of Taxes any such refund within ten (10) days after such refund is received or reimburse such other party for any such credit within ten (10) days after the credit is allowed or applied against other Tax liability; provided, however, that any such amounts shall be net of any Tax cost (including any applicable withholding tax) or benefit (including any allowable relief connected to the relevant amount) to the payor party attributable to the receipt of such refund or credit and/or the payment of such amounts to the payee party.

                  (g) Purchase Price Adjustment. Except as otherwise required by law or by a "determination" as defined in Section 1313 of the Code, the parties shall treat any payment under this Section 9.2 as an adjustment to the Purchase Price.

                  (h) Other Claims and Elections. Purchaser shall permit Seller to make any necessary claims or elections or take any other action to facilitate reducing Taxes of the Company or its Subsidiaries for which Seller is liable under Section 9.2. In addition, Purchaser will cause the Company and its Subsidiaries to take any action reasonably required by Seller in connection with such claims, elections or other action taken by Seller in connection with this
Section 9.2.

                  (i) Cooperation on Tax Matters. The Purchaser, the Company and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, the Seller, and the Purchaser agree
(A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

                  (j) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company or any Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, the Purchaser, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

                  (k) Transfer Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid one-half by Purchaser and one-half by Seller when due, and the Seller will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges (the cost of such filings to be paid one-half by Purchaser), and, if required by applicable law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

                  (l) Coordination with General Indemnity. Indemnification with respect to any Tax matter shall be governed exclusively by Sections 9.2(a) through 9.2(c), and shall not be governed by Section 7 (except for Sections 7.1 and 7.2(c)). For the avoidance of doubt, the limitations set forth in Section 7.2(b) shall not apply to the indemnification provided for in Sections 9.2(a) or elsewhere in this Agreement. To the extent of any conflict between the provisions of this Section 9.2 and the provisions of Section 7, the provisions of this Section 9.2 shall govern.

         9.3      Non-Compete; Non-Solicitation; Confidentiality.

                  (a) The Seller acknowledges and agrees that the covenants and agreements set forth in this Section 9.3(a) were a material inducement to the Purchaser to enter into this Agreement and to perform its obligations hereunder, and that the Purchaser would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if any of the Seller or its controlled Affiliates breached the provisions of this Section 9.3(a). Therefore, in further consideration of the Purchase Price to be paid to the Seller for the Shares and the goodwill of the Company and its Affiliates that the Purchaser is purchasing (including, without limitation, its goodwill, trade secrets, and other Confidential Information), the Seller agrees that until the one year anniversary of the Closing Date that the Seller shall not (and shall cause each of its controlled Affiliates not to), directly or indirectly, own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, permit his name to be used, or in any other manner engage in the businesses of marketing, originating, funding or servicing guaranteed student loans or private or alternative student loans for higher education or private school tuition or providing student tuition installments plans for secondary, college and graduate students (the "Business") anywhere in the United States and such other countries as the Company and its Affiliates may from time to time do business or actively propose to do business except as set forth in
Section 9.3 of the Disclosure Schedule; provided that nothing herein shall prohibit the Seller or its controlled Affiliates from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded or in the over-the-counter market so long as none of such Persons has any active participation in the business of such corporation.

                  (b) The Seller shall not (and the Seller shall cause all of its Affiliates not to) directly, or indirectly through another Person, for the period ending on the one year anniversary of the Closing

Date, (a) solicit (i.e., initiate discussions with) or hire any of the present officers or present employees of the Company (other than persons who no longer are officers or employees of the Company at the time discussions are initiated); provided, however, that this provision shall not prohibit Seller or any of its Affiliates from hiring any person who contacts them in response to an advertisement published in a newspaper or magazine of general circulation or who is contacted by an executive recruiting firm to which such person was not identified by the Seller or any of its Affiliates; or (b) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Company or any of its Subsidiaries in order to induce or attempt to induce such Person to cease doing business with the Company or any of its Subsidiaries (including making any negative statements or communications about the Company or any of its Subsidiaries).

                  (c) The Seller shall treat and hold as confidential (and shall cause its Affiliates to treat and hold as confidential) any Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Company or the Purchaser, at the request and option of the Company or the Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process or other Legal Requirement) to disclose any Confidential Information, the Seller shall notify Company and the Purchaser promptly of the request or requirement so that the Company or Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 9.3(c). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or otherwise in accordance with such Legal Requirement, the Seller may disclose the Confidential Information to the tribunal or otherwise in accordance with such Legal Requirement; provided that the Seller shall reasonably cooperate with the Company and the Purchaser in their efforts to obtain, at the expense of the Company or the Purchaser, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Company or the Purchaser shall designate.

                  (d) If, at the time of enforcement of the covenants contained in this Section 9.3 (the "Restrictive Covenants"), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

                  (e) If the Seller breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company, its Affiliates and the Purchaser shall have, in addition to any other remedy at law or in equity, the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company, its Affiliates and the Purchaser and that money damages would not provide an adequate remedy to the Company, its Affiliates or the Purchaser.

         9.4 Post-Closing Company Loan Purchase Obligations. Following the Closing Date, Purchaser agrees to reimburse Seller, as promptly as practicable, to the extent that any post-Closing breach by the Company of its obligations under the Loan Origination and Sale Agreement, dated January 20, 1998, by and among Richland State Bank, a South Dakota state bank, the Company and the Seller (the "Loan Origination Agreement") causes Seller to be contractually obligated to make payment to Richland State Bank pursuant the guarantee Seller has provided pursuant to the Loan Origination Agreement.

         9.5 Cooperation. The Parties shall cooperate with each other with respect to the defense of any Claims asserted, made or commenced by third parties following the Closing Date which are not subject to indemnification provisions contained herein, provided that the Party requesting cooperation shall reimburse the other Party for the other Party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.

         9.6 Third Party Beneficiaries. Except as set forth in Section 7 and Section 9.2(a) hereof, nothing herein expressed or implied shall be construed to give any Person other than the Parties hereto (and their successors and assigns permitted by Section 9.8) any legal or equitable rights hereunder.

         9.7 Entire Agreement. This Agreement, that certain Confidentiality Agreement, dated as of September 19, 2003, by and between the Seller and the Sallie Mae Corporation, as amended by that amendment thereto dated October 3, 2003, and the other Transaction Documents constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or among the Parties or any of their Affiliates, written or oral, to the extent they relate in any way to the subject matter hereof.

         9.8 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Purchaser may, (i) assign, in whole or in part, its rights and interests hereunder, to one or more of its Affiliates and designate one or more of its Affiliates or co-investors to perform its obligations hereunder, and (ii) the Purchaser may assign its rights under this Agreement for collateral security purposes to any lender providing financing to the Purchaser or any of its Affiliates and any such lender may exercise, without duplication and subject to the limitations contained herein, all of the rights and remedies of the Purchaser hereunder, in the case of each such proviso so long as the Purchaser remains liable for its Obligations of such assignee hereunder.

         9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         9.10 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.11 Limitation on Confidentiality. Notwithstanding anything in this Agreement to the contrary, the Purchaser, the Company, and the Seller (and each employee representative, or other agent of the taxpayer) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Purchaser or the Seller relating to such tax treatment and tax structure except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of date of the public announcement of discussions relating to the transaction, the date of the public announcement of the transaction, or the date of the execution of an agreement to enter into the transaction. This authorization is not intended to permit disclosure of any other information that is otherwise confidential including, to the extent confidential, (i) any portion of any materials to the extent not related to the Tax treatment or Tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the Tax treatment or Tax structure of the transaction), or (v) any other term or detail not relevant to the Tax treatment or the Tax structure of the transaction.

         9.12 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon receipt if sent by personal delivery, (ii) upon transmission if sent by fax (provided that sender has received an electronic confirmation of receipt of the transmission),
(ii) one business day following the date sent when sent by overnight delivery and (iii) five business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

                  If to the Seller or the Company:

                  UICI
                  9151 N. Grapevine Hwy.
                  North Richland Hills, Texas 76180
                  Facsimile: (817) 255-5394
                  Attention: Glenn W. Reed

                  Copy to:

                  Mayer, Brown Rowe & Maw LLP
                  190 South LaSalle Street
                  Chicago, IL 60603
                  Facsimile: (312) 701-7711
                  Attention: Edward J. Schneidman

                  If to the Purchaser:

                  SLM Corporation
                  11600 Sallie Mae Drive
                  Reston, Virginia 20193
                  Facsimile: (703) 810-6961
                  Attention: Vice President, Corporate Business Development

                  Copy to:

                  Sallie Mae
                  11600 Sallie Mae Drive
                  Reston, Virginia 20193
                  Facsimile: (703) 810-7695
                  Attention: General Counsel

                  and to:

                  Wilmer, Cutler & Pickering
                  1600 Tysons Boulevard 10th Floor
                  McLean, Virginia 22102
                  Facsimile: (703) 251-9797
                  Attention: Thomas W. White

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         9.13 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. SUBJECT TO
SECTION 9.26, EACH OF THE PARTIES HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, AND OF ANY ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS, OVER ANY LAWSUIT UNDER THIS AGREEMENT AND WAIVES ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN. EACH OF THE PARTIES HEREBY WAIVES THE NECESSITY FOR PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL (RETURN RECEIPT REQUESTED), WITH A COPY ALSO BEING SENT BY FACSIMILE (WITH RECEIPT CONFIRMED), IN EACH CASE DIRECTED TO THE COMPANY OR THE PURCHASER AT ITS ADDRESS SET FORTH IN, AND WITH COPIES SENT AS PROVIDED BY
SECTION 9.12 ABOVE, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED ON THE DATE OF ACTUAL RECEIPT. EACH OF THE PARTIES HEREBY CONSENTS TO SERVICE OF PROCESS AS AFORESAID. NOTHING IN THIS SECTION 9.13 WILL PROHIBIT PERSONAL SERVICE IN LIEU OF THE SERVICE BY MAIL CONTEMPLATED HEREIN.

         9.14 Amendments and Waivers. For the purposes of this Agreement, except as otherwise specifically set forth herein, no course of dealing between the Seller and the Purchaser and no delay on the part of any Party in exercising any rights hereunder shall operate as a waiver of the rights hereof and thereof. No provision hereof may be amended or waived unless such amendment or waiver is in writing and signed by each Party to be bound thereby. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         9.15 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         9.16 Expenses. Except as otherwise provided herein or therein, the Purchaser shall pay its own and the Seller shall pay its own and the Company's and its Subsidiaries', expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees and expenses) incurred in connection with or related to the sales process, the preparation, execution, interpretation, administration, and monitoring of, and enforcement of its rights of this Agreement and the other Transaction Documents, the performance of its (and in the case of the Seller's, the Company's and its Subsidiaries') obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (collectively, the "Transaction Expenses"); provided that the fees and expenses incurred in connection with any filing under the HSR Act shall be paid by Purchaser; provided, further, that the Seller shall be solely responsible for all its own and the Company's costs, expenses and payments related to the preparation and negotiation of the Waiver and Release Agreements (including, but not limited to, reimbursement payments thereunder, penalties and payments to investment banks, legal fees and accounting fees) and for all salary, fees and expenses paid to any employee, board member, agent and/or representative of the Seller that has performed services for or on behalf of the business and operations of the Company and its Subsidiaries.

         9.17 Remedies. Each Party shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Party has been granted at any time under any other agreement or Contractual Obligation and all of the rights which such Party has under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

         9.18 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The phrase "transactions contemplated hereby" shall mean the transactions contemplated by this Agreement or any of the Transaction Documents. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         9.19 Generally Accepted Accounting Principles. Where any accounting determination or calculation is required to be made under this Agreement or the exhibits hereto, such determination or calculation (unless otherwise provided) shall be made in accordance with GAAP, consistently applied, except that if because of a change in GAAP the Company would have to alter a previously utilized accounting method or policy in order to remain in compliance with GAAP, such determination or calculation shall continue to be made in accordance with the Company's previous accounting methods and policies. All numbers set forth herein which refer to share prices or numbers or amount will be appropriately adjusted to reflect stock splits, stock dividends, combinations of classes and other recapitalizations affecting the subject class of stock.

         9.20 Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

         9.21 Payment Set Aside. To the extent that any Party makes a payment or payments to the other Party hereunder or under other agreements contemplated hereby, and such payment or payments or the proceeds of such enforcement or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the payor, a trustee, receiver or any other Person under any law (including any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and shall

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continue in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

         9.22 Incorporation of Exhibits and Schedules. The Exhibits and the Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

         9.23 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to below), in addition to any other remedy to which they may be entitled, at law or equity).

         9.24 Further Assurances. At any time and from time to time after the Closing, at the request of either Party and without further consideration, the other Party and any Affiliate thereof will execute and deliver, or cause to be executed and delivered, such other instruments and documents and take such action as the requesting Party may reasonably request in order to confirm, complete or better consummate the transactions contemplated by this Agreement (including, without limitation, the transfer and conveyance of the Shares) or any of the other Transaction Documents.

         9.25 Waiver of Jury Trial. SUBJECT TO SECTION 9.26, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT NEITHER THE SELLER NOR THE PURCHASER WILL ASSERT, ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR IN ANY WAY CONNECTED WITH, RELATED OR INCIDENTAL TO THE DEALINGS OF THE PURCHASER AND THE SELLER HEREUNDER OR THEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT OR CONTRACT OR OTHERWISE. Each Party acknowledges that it has been informed by the other Party that the provisions of this Section 9.25 constitute a material inducement upon which such Party is relying and will rely in entering into this Agreement and consummating the transactions contemplated hereby. The Purchaser or the Seller may file an original counterpart or a copy of this Section 9.25 with any court as written evidence of the consent of the other Party to the waiver of its right to trial by jury.

         9.26     Dispute Resolution.

                  (a) Except for any disagreement that is to be submitted to the Accountant as contemplated by Section 2.3, in the event of any dispute, disagreement, difference, controversy or claim (whether based on contract, tort, statutory concepts, or any other legal doctrine) between the Parties arising out of, connected with, or relating to any of the Transaction Documents (including without limitation the existence, validity, interpretation, performance, amendment, breach, or termination of any Transaction Document) or the subject matter of any Transaction Document (each, a "Dispute"), upon the written request of any Party which shall set forth in a short statement the factual basis for the Dispute and the remedy sought, representatives of the Parties (the "Representatives") shall promptly meet, either in person or by telephone, in a good faith effort to resolve the Dispute. If the Representatives do not resolve the Dispute (including due to any failure by the Representatives to meet) within thirty (30) calendar days after reference of the matter to them, each of the Parties shall be free to refer the Dispute to arbitration in accordance with the provisions in paragraph (b) below.

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                  (b)      Subject to paragraph (a) above having been complied
with, any and all Disputes shall be referred to and finally resolved by arbitration in accordance with the then current rules of the American Arbitration Association ("AAA Rules"), conducted in accordance with the remainder of this Section 9.26(b). The place of the arbitration shall be Chicago, Illinois. The arbitration shall be conducted before one (1) arbitrator who shall be selected in accordance with the AAA Rules. The fees and expenses of the American Arbitration Association and the arbitrator shall be shared equally by the Purchaser on the one hand and the Seller, on the other hand and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the costs and expenses of the arbitrator and all other costs and expenses incurred in the arbitration (including the costs of the arbitration previously advanced and the reasonable fees and expenses of attorneys, accountants and other experts) shall be borne as specified in the arbitration award and in the absence of any such specification each Party shall bear its own expenses. The Parties shall keep confidential (i) the existence of the arbitration proceedings, (ii) documents prepared for the proceedings, and (iii) other documents made available during the proceedings, except as required by Legal Requirements or as required for recognition and enforcement of the arbitral decision and award. The arbitrator shall permit and facilitate such discovery as the either of the Parties initiating such claim shall reasonably request. The arbitrator shall render the decision and award within ninety (90) days of the conclusion of the arbitration hearing, and such decision and award shall be in writing and copies thereof shall be delivered to each of the Parties. In rendering such decision and award, the arbitrator shall not add to, subtract from or otherwise modify the provisions of the Transaction Documents and shall make its determinations in accordance therewith. The arbitrator shall be expressly empowered to determine the amount of any Losses subject to indemnification hereunder in accordance with the terms and provisions of this Agreement. The arbitral award may include both pre- and post-award interest, at a rate to be determined by the arbitrator. Notwithstanding anything to the contrary provided in this Section 9.26 and without prejudice to the above procedures, any Party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief (i) to enforce the arbitration provisions of this Agreement or (ii) if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitrator is selected and available to hear such Party's request for temporary relief. The award rendered by the arbitrator shall be final and binding upon the Parties and not subject to judicial review (absent manifest error), and judgment thereon may be entered in any court of competent jurisdiction.

         9.27     401(k) Plan Elections and Loans.

                  (a) Seller shall cause each employee of the Company who is an active employee of the Company as of the Closing Date and who is participating in Seller's defined contribution plan ("Seller's DC Plan") to become fully vested in any benefits earned under such plan as of the Closing Date. Employees of the Company who are active employees as of the Closing Date with account balances under Seller's DC Plan shall be entitled to request a lump sum distribution of such account balances and, if requested by any such employee, Purchaser shall cause a defined contribution plan sponsored and maintained by Purchaser to accept a direct rollover contribution of such account balances provided, however, that such rollover is made in the form of cash or a cash equivalent.

                  (b) Seller and the fiduciaries of the Seller's DC Plan will apply the terms of that plan's participant loan procedures in the manner they consider appropriate with respect to Employees of the Company who have outstanding participant loans under Seller's DC Plan. Seller agrees that the Company and Purchaser will have no duties or obligations with respect to such loans and will indemnify and hold the Company and Purchaser harmless for any Liabilities related to such loans or the implementation of the loan procedures. Notwithstanding the forgoing, Purchaser agrees that, if and to the extent a participant with an outstanding loan rolls over his or her 401(k) account to Purchaser's 401(k) plan, Purchaser and its plan's fiduciaries will apply their loan procedures to such participants, and Seller shall not be required to indemnify the Company and Purchaser with respect to any handling of the loans after such rollover.

                                    * * * * *

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         IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase
Agreement as a sealed instrument as of the day and year first above written.

SELLER:                               UICI

                                      By:_______________________________________
                                      Name:
                                      Title:

PURCHASER:                            SLM CORPORATION

                                      By:_______________________________________
                                      Name:
                                      Title:

                                      S-1